UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2012
Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000
To Our Fellow Shareholders:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2012 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Monday, May 7, 2012 at the Company’s training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters.
Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.
This year, we are using the “notice and access” method of providing proxy materials via the internet. On or about March 26, 2012, we are mailing to our shareholders a notice of internet availability of proxy materials, or “e-proxy notice,” containing instructions on how to access our 2012 proxy statement and 2011 annual report to shareholders (including our 2011 annual report on Form 10-K) and how to vote. The e-proxy notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials.
Your vote is important. If you are unable to attend the meeting in person, it is important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet, by telephone, or by mail as described in the e-proxy notice you receive.
Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on certain other proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted on the election and such proposals.
Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the Annual Meeting on May 7.

Sincerely,

Alan S. McKim
Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________

Notice is hereby given that the 2012 annual meeting of shareholders of Clean Harbors, Inc. (the “Company”), will be held at 10:00 a.m., local time, on Monday, May 7, 2012 at the Company’s training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, for the following purposes:

1.	To elect three (3) Class II members of the Board of Directors of the Company to serve until the 2015 annual meeting of shareholders and until their respective successors are duly elected;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To approve the Company’s Amended and Restated Management Incentive Plan;

4.
To ratify the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

5.	To act upon such other business as may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on March 12, 2012 will be entitled to notice and to vote at the meeting.

By order of the Board of Directors

C. Michael Malm, Secretary
March 23, 2012
Norwell, Massachusetts
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE YOU RECEIVE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2012: The Notice of Annual Meeting, Proxy Statement, and 2011 Annual Report to Shareholders (including the 2011 Annual Report on Form 10-K), are available for viewing, printing and downloading at www.proxyvote.com.

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061
_________________________

PROXY STATEMENT
_________________________
This proxy statement and the accompanying notice of annual meeting of shareholders are being furnished to the holders of common stock, $0.01 par value (“common stock”), of Clean Harbors, Inc., a Massachusetts corporation (the “Company” or “we”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2012 annual meeting of shareholders and any adjournment thereof. The annual meeting will be held at the Company’s training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, on May 7, 2012, commencing at 10:00 a.m., local time.
On June 8, 2011, the Company’s Board of Directors authorized a two-for-one stock split of the Company’s common stock in the form of a stock dividend of one share for each outstanding share. The stock dividend was paid on July 26, 2011 to holders of record at the close of business on July 6, 2011. The stock split did not change the proportionate interest that a shareholder maintained in the Company. In this proxy statement, all share and per share information, including options, restricted and performance stock awards, have been retroactively adjusted to reflect the two-for-one stock split.
PROXY SOLICITATION
For the 2012 annual meeting, we are using the “notice and access” process permitted by the Securities and Exchange Commission to distribute proxy materials to our shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website by distributing a notice of internet availability of proxy materials, or e-proxy notice, rather than mailing hard copies of all of these materials. We expect this process to lower the cost of the annual meeting, expedite receipt of the meeting materials and preserve natural resources.
The e-proxy notice also includes instructions for how to request a paper copy of our proxy materials or an electronic copy by e-mail. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect for future meetings until you revoke it.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to those shares and the e-proxy notice is being sent directly to you. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by telephone, via the internet, or, if you request a paper copy of the proxy materials, by completing, signing, dating and returning the proxy card provided. You may revoke your proxy before it is exercised at the annual meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, by voting again by telephone or via the internet, or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a broker or other nominee, you are considered the beneficial owner of such shares and a form of e-proxy notice is being forwarded to you by the broker or nominee which is the shareholder of record with respect to those shares. As a beneficial owner of the shares, you have the right to direct your broker or nominee on how to vote the shares held in your account. You may provide this direction by following the instructions on the e-proxy notice you receive. If you request a paper copy of the proxy materials, your broker or nominee will enclose or provide voting instructions for you to vote your shares. Although you have the right to direct how your shares are voted, the entity that holds your shares is the shareholder of record for purposes of voting at the annual meeting. Accordingly, because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or nominee giving you the right to vote the shares at the meeting. If your shares are held of record by a broker or nominee and you wish to change your voting instructions, you must contact your broker or nominee to revoke any prior voting instructions.
If you wish to attend the annual meeting in person, please bring with you the e-proxy notice you have received and a government-issued proof of identity (such as a driver's license).
The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company’s directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being made available to shareholders beginning on or about March 26, 2012.
INFORMATION AS TO VOTING SECURITIES
On March 12, 2012, the record date for the annual meeting, there were 53,220,648 issued and outstanding shares of common stock. The presence in person or by proxy of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the meeting.
At the annual meeting, the shareholders will vote upon proposals to (i) elect three Class II directors, (ii) approve an advisory vote on executive compensation, (iii) approve the Company’s Amended and Restated Management Incentive Plan, and (iv) ratify the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year. Election of each of the Class II directors will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the meeting, and votes withheld from any nominee for election as a director will have the effect of “against” votes. The advisory vote on executive compensation and the proposals for approval of the Company’s Amended and Restated Management Incentive Plan and ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year will each require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposals. Abstentions on such election and each of the other proposals, and any broker “non-votes,” will be counted as present or represented for purposes of determining the presence of a quorum for the meeting, but will not be taken into account in the voting.

Broker “non-votes” occur when a broker holding shares in “street name” votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in “street name” have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on “discretionary” matters. Under the Exchange’s current rules, brokers will not be permitted to vote shares for which they have not received voting instructions in favor of the proposed election of the Class II directors or either of the proposals on advisory approval of executive compensation or approval of the Company’s Amended and Restated Management Incentive Plan. However, under such rules, the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year is a “discretionary” matter, and brokers will therefore generally be able to vote shares held in “street name” on such matter without receiving instructions from the beneficial holders of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the “beneficial ownership” of the Company’s common stock as of March 1, 2012, by (i) each of the Company’s directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company’s current directors and executive officers as a group. Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Each named owner has sole voting and investment power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Alan S. McKim	4,859,736	9.1%
Eugene Banucci	24,574	*
John P. DeVillars	15,500	*
Edward G. Galante	5,244	*
John F. Kaslow	9,108	*
Rod Marlin	198,769	*
Daniel J. McCarthy	36,700	*
John T. Preston	11,166	*
Andrea Robertson	15,534	*
James M. Rutledge	69,413	*
Thomas J. Shields	30,508	*
Lorne R. Waxlax	188,400	*
Eric W. Gerstenberg	19,155	*
David M. Parry	26,575	*
Brian P. Weber	19,571	*
All current directors and executive officers as a group (26 persons)	5,883,663	11.0%
_______________________

*	Less than 1%

(1)
Beneficial ownership has been determined in accordance with the SEC's regulations and includes in the numerator and denominator used for the calculation of certain of the percents of total outstanding, as appropriate, the following number of shares of the Company’s common stock which may be acquired under stock options which are exercisable within 60 days of March 1, 2012: Mr. McKim (0 shares), Dr. Banucci (12,000 shares), Mr. DeVillars (0 shares), Mr. Galante (0 shares), Mr. Kaslow (0 shares), Mr. Marlin (0 shares), Dr. McCarthy (8,000 shares), Mr. Preston (0  shares), Ms. Robertson (4,000 shares), Mr. Rutledge (0 shares), Mr. Shields (12,000 shares), Mr. Waxlax (0 shares), Mr. Gerstenberg (0 shares), Mr. Parry (0 shares), Mr. Weber (0 shares), and all current directors and executive officers as a group (73,500 shares).

The following table shows each person or entity which, to the Company’s knowledge, as of March 1, 2012, “beneficially owned” (as that term is defined above) 5% or more of the total of 53,218,648 shares of common stock then outstanding. Except as otherwise indicated below, the Company understands that the named person or entity held sole voting and investment power with respect to the specified shares.

Name and Address	Number of Shares		Percent
Alan S. McKim	4,859,736		9.1%
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061

T. Rowe Price Associates, Inc.	3,503,233	(1)	6.6%
100 E. Pratt Street
Baltimore, MD 21202

BlackRock, Inc.	3,286,231	(2)	6.2%
40 East 52nd Street
New York, NY 10022
_________________________

(1)
Based upon the Schedule 13G dated as of December 31, 2011 filed with the SEC, T. Rowe Price Associates, Inc. is deemed to have beneficial ownership of 3,503,233 shares of common stock, of which such entity held sole investment power as to 3,503,233 shares and sole voting power as to 862,175 shares.

(2)	Based on Amendment No. 2 to Schedule 13G dated as of December 30, 2011 filed with the SEC, BlackRock, Inc. is deemed to have beneficial ownership of 3,286,231 shares of common stock.

ELECTION OF DIRECTORS
(Item 1 on Proxy Form)
The Board of Directors is the ultimate decision making body of the Company except with respect to those matters reserved by law or the Company’s By-Laws to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company’s Chairman and Chief Executive Officer, James M. Rutledge, the Company’s Vice Chairman and Chief Financial Officer, and Rod Marlin, a former consultant to the Company, all of the current members of the Board are “independent” directors as defined by the rules of the New York Stock Exchange.
During 2011, the Board held seven meetings, of which three were held by conference call or unanimous written consent. All directors attended at least 75% of each of the meetings of the Board and the committees on which they served. All members of the Board also attended the 2011 annual meeting of shareholders.
The Board of Directors of the Company is currently composed of 12 directors classified into three classes. There are now four Class I directors, four Class II directors, and four Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class II directors, Alan McKim, Rod Marlin, John Preston and Lorne Waxlax, will expire at the 2012 annual meeting. Mr. Waxlax, age 78, has decided to retire from the Board at the time of the annual meeting and not stand for re-election. The Board has decided to reduce the total numbers of directors from 12 to 11 effective as of the annual meeting and has nominated Messrs. McKim, Marlin and Preston to stand for re-election as Class II directors.
Director Nomination Process and Diversity
As more fully described below under “Corporate Governance – Board Committees,” the Board’s Corporate Governance Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance Committee and the full Board determine on an annual basis the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. In evaluating the suitability of individual Board members, the Committee and the full Board do not have any formal policy with regard to racial or gender diversity. In evaluating the suitability of individual Board members, the Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, and personal, educational and professional background. The Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance Committee seeks individuals with particular skills that the Board may currently lack, or knowledge and experience that the Board is likely to need in the future. In determining whether to recommend a director for re-election, the Committee and the full Board also consider the director’s past attendance at meetings and contributions to the activities of the Board.
In the past, nominees for the Board have been submitted to the Corporate Governance Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. For the 2013 annual meeting of shareholders, names of potential candidates for consideration by the Corporate Governance Committee should be received no later than November 26, 2012. The Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate’s willingness to serve, and evidence of the nominating person’s ownership of Company stock, should be sent to the Chairman, Corporate Governance Committee, in the manner described below under “Corporate Governance – Communications to the Independent Directors.”
Current Directors and Nominees
The following paragraphs provide information as of the date of this proxy statement about each of the Company’s 12 current directors. Such directors consist of the three current Class II directors who will be standing for re-election at the annual meeting and the nine other current directors (including Lorne Waxlax as described above) who are not now standing for re-election but who, except for Mr. Waxlax, will continue to serve in accordance with their current terms as Class I or Class III directors. This includes information each director has provided about his or her age, positions he or she now holds, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings which might be relevant to service as a director in which he or she has been involved during the past ten years. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led the Corporate Governance Committee and full Board of Directors to the conclusion that he or she should serve as a director, the Committee and full Board also believe that all of the directors have high personal and professional ethics, integrity and values and that each of them has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Finally, the Committee and full Board value their significant experience on other company boards of directors and board committees.
Directors Standing for Re-election at the Meeting
This year there are three nominees standing for re-election as Class II directors: Alan S. McKim, Rod Marlin and John T. Preston.
Alan S. McKim, age 57, founded the Company in 1980 and has served as Chairman of the Board of Directors, President and Chief Executive Officer since its founding. He serves as a director of most of the Company’s subsidiaries. Mr. McKim holds an MBA from Northeastern University, where he now serves on the Board of Trustees, and he holds an honorary doctorate from the Massachusetts Maritime Academy. Mr. McKim is recognized as an industry leader, with over 30 years experience in the environmental services business, and is the largest shareholder of the Company.
Rod Marlin, age 64, was the President and Chief Executive Officer of Eveready Inc., a public company listed on the Toronto Stock Exchange headquartered in Edmonton, Alberta, and its predecessors from 2002 until the Company’s acquisition of Eveready on July 31, 2009. From July 31, 2009 until July 31, 2010, Mr. Marlin served as a consultant to the Company and rendered certain services relating to the integration into the Company of the business formerly conducted by Eveready. Mr. Marlin was a director or trustee of Eveready and its predecessors between 1999 and 2009, a general manager of Eveready and its predecessors from 1999 to 2002, and actively involved with Eveready and its predecessors between 1995 and 2009. Prior thereto, from 1967 until its sale in 1993, Mr. Marlin was the founder and President of Marlin Travel Group, a private company. Mr. Marlin became a director of the Company upon the closing of the Company’s acquisition of Eveready on July 31, 2009. He currently serves as a director and member of the audit committee of Temple Real Estate Investment Trust and as Chairman of the Board of Directors of Entrec Transportation Ltd., each of which is a public company listed in Canada on the TSX Venture Exchange. Approximately 42% of Clean Harbors’ total revenues during 2011 were recorded in Canada. Mr. Marlin brings to the Board extensive knowledge of Canadian culture and business practices, in addition to his skills in acquiring, developing, managing and selling various Canadian businesses.
John T. Preston, age 62, is the Managing Partner of TEM Capital, a privately-held equity investment company, and President and Chief Executive Officer of Continuum Energy Technologies LLC, a private company. Mr. Preston is currently a Board Advisor for Mars, Incorporated, a private company, and a director of numerous other private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology (“MIT”). From 1986 to 1992 he was Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston’s prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, the National Aeronautics and Space Administration and the National Technology Board of Singapore. He holds a BS in Physics from the University of Wisconsin and an MBA from Northwestern University. He has served as a director of the Company since 1995 and now serves on the Corporate Governance Committee. Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance.
Directors Not Standing for Re-election at the Meeting
Eugene Banucci, age 68, is the founder, a director and former Executive Chairman of ATMI, Inc., a public company that is a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. From 2005 until February 2010, he served as a director of

Zygo Corporation, a public company. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University. Dr. Banucci joined the Board in 2008 and is a member of the Board’s Audit and Compensation Committees. His current term as a Class I director will expire in 2014. Dr. Banucci brings to the Board considerable experience and skills in growing and managing companies.
John P. DeVillars, age 62, is the Managing Partner of BlueWave Capital, LLC, a privately-owned renewable energy and brownfields development company, and he serves as a Senior Vice President of TRC Companies, Inc., a public company that provides engineering and consulting services to the energy and environmental markets. Mr. DeVillars is currently a director of Next Step Living, a private residential and commercial energy efficiency company. From 2000 to 2003, Mr. DeVillars served as Executive Vice President of Brownfields Recovery Corporation, a private company engaged in remediating, financing, and redeveloping environmentally impacted properties. From 1994 through 2000, Mr. DeVillars served as the New England Administrator for the U.S. Environmental Protection Agency. From 1991 to 1994, he was a Director of Environmental Advisory Services with Coopers & Lybrand, and from 1988 to 1991, he served as Secretary of Environmental Affairs for the Commonwealth of Massachusetts and Chairman of the Board of the Massachusetts Water Resources Authority. In March 2012, Mr. DeVillars was appointed by the Administrator of the U.S. Environmental Protection Agency to the National Advisory Council on Environmental Policy and Technology, the Agency's leading panel of independent, outside advisors on policy, management and technology. Mr. DeVillars holds a BA from the University of Pennsylvania and an MPA from Harvard University, and is a Visiting Lecturer in Environmental Policy at the Massachusetts Institute of Technology. He has served as a director of the Company since 2001 and serves on the Board’s Compensation Committee. His current term as a Class III director will expire in 2013. In addition to Mr. DeVillars’ considerable knowledge of the environmental services industry and regulations, he brings to the Board unique knowledge of the highly regulated environmental services industry from a governmental perspective.
Edward G. Galante, age 61, retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties and Research and Engineering. He also was responsible for Exxon Mobil’s corporate Public Affairs and Safety, Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University. He serves as a Vice Chairman of Northeastern’s Board of Trustees and as an Executive-in-Residence in its College of Business Administration. He also serves on the board of directors of Praxair, Inc. (NYSE: PX), where he sits on the compensation and executive development and the governance and nominating committees; Foster Wheeler Ltd. (NASDAQ: FWLT), where he sits on the audit and compensation and executive development committees; Junior Achievement Worldwide; and the United Way Foundation of Dallas. The Company’s Board of Directors elected Mr. Galante as an additional director on September 21, 2010 and also then appointed him to the Corporate Governance Committee. His current term as a Class I director will expire in 2014. In addition to his extensive experience with Exxon Mobil in the oil and gas industry, which accounts for a significant portion of the Company’s business, Mr. Galante’s responsibility for Exxon Mobil’s Public Affairs and Safety, Health and Environmental activities and his services as a director and board committee member of two other major public corporations give him valuable insight into corporate governance, public affairs, environmental, compensation and audit matters.

John F. Kaslow, age 79, is the retired Executive Vice President and Chief Operating Officer of New England Electric System (“NEES”), an electric power company now owned by National Grid. He also served as President of the NEES subsidiary, New England Power Company, and was a director of both companies. Following his retirement from NEES, he served as an Executive Advisor to the Electric Power Research Institute from 1990 until 1998 and continues to serve as an electric power industry consultant. Mr. Kaslow also served as a director and chairman of the board of the Doble Engineering Company, a private company, and as a director of the New England Council and Merrimack College. He holds a BS from the University of Massachusetts – Lowell, and is a graduate of the Advanced Management Program of the Harvard Business School. He served as a director of the Company from 1991 to 2005 and returned to its Board in February of 2007. His current term as a Class I director will expire in 2014. Mr. Kaslow has served 19 years on the Board’s Audit Committee and 16 years on the Board’s Corporate Governance Committee including, since 2010, as Chairman. He also brings to the Board considerable experience and knowledge of the electric power industry that is an important customer for the Company.
Daniel J. McCarthy, age 79, has been a Professor of Strategic Management at Northeastern University since 1972, prior to which he was President of Computer Environments Corporation, a public company. In the past, he served on five boards, most recently at Tufts Associated Health Maintenance Organization as a member of its Audit Committee and as Chairman of its Investment Committee. Dr. McCarthy also served as director and member of the Audit and Compensation Committees of MANAGEDCOMP, Inc., a private company. Dr. McCarthy holds a BA and an MBA from Dartmouth College and a DBA from Harvard Business School. Dr. McCarthy is the longest serving non-employee member of the Company’s Board. He is personally familiar with all senior management of the Company and communicates well with that group. He has served as Chairman of the Board’s Compensation Committee since 1987. He was elected by the Board as Lead Director in 2005, an independent director who presides in executive sessions of the Board and serves as the shareholder contact person for the Board. His current term as a Class III director will expire in 2013. Dr. McCarthy’s long tenure of service on the Board gives him a unique perspective of the Company and a considerable knowledge of the environmental services industry.
Andrea Robertson, age 54, was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant and has served as a director of the Company since June 2004. She is a member of the Board of Trustees of Merrimack College and the Board of Directors of Prevent Child Abuse America. Her current term as a Class III director will expire in 2013. She qualifies as an “audit committee financial expert” under Regulation S-K of the Securities Exchange Act and serves on the Board’s Audit Committee. Ms. Robertson brings to the Board considerable knowledge and experience in finance from her training as an accountant and her work in financial management positions.
James M. Rutledge, age 59, is Vice Chairman of the Company’s Board of Directors, Treasurer and Chief Financial Officer. Mr. Rutledge joined the Company in August 2005 as Executive Vice President and Chief Financial Officer and was appointed by the Board on June 9, 2011 as an additional Director and Vice Chairman. From 2002 to 2005, he was the Chief Financial Officer of Rogers Corporation, a publicly-held producer of highly engineered specialty materials sold in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions, including Vice President and Treasurer, with Witco Corporation, a publicly-held manufacturer of specialty chemicals. From 1976 to 1979, he was a certified public accountant with Price Waterhouse & Co. He holds a BA from Assumption College and an MBA from Rutgers University. Mr. Rutledge’s current term as a Class III director will expire in 2013.
Thomas J. Shields, age 64, is a Managing Director of Shields & Company, Inc., a privately-held investment banking firm that he co-founded in 1991. He served as the presiding director and chairman of the audit committee of B.J.’s Wholesale Club, Inc., a public company, and now serves as a director and chairman of the audit committee of Ensign-Bickford Industries, Inc., a private company. Mr. Shields is a graduate of Harvard College and Harvard Business School. He has served as a director of the Company since 1999. His current term as a Class I director will expire in 2014. He has served as Chairman of the Audit Committee of the Board since 2005, and he is qualified as an “audit committee financial expert” under Regulation S-K under the Securities Exchange Act of 1934. Mr. Shields brings to the Board his considerable investment banking skills and experience as a director of private and public companies.
Lorne R. Waxlax, age 78, served as Executive Vice President of The Gillette Company from 1985 to 1993, with worldwide responsibility for Braun AG, Oral-B Laboratories and Jafra Cosmetics International. Mr. Waxlax served as a director of BJ’s Wholesale Club, Inc., a public company, until May 2008. Mr. Waxlax holds a BBA degree from the University of Minnesota and an MBA degree from Northwestern University. He has served as a director of the Company since 1994, as a member of the Corporate Governance Committee since 1995, and as a member of the Compensation Committee since 1994. His current term as a Class II director will expire at the 2012 annual meeting, and he has decided to then retire from the Board and not stand for re-election. Mr. Waxlax has served on numerous private and public company boards, and he brings to the Board considerable experience in corporate governance, management, international business and marketing and branding.
Election of each of the three Class II directors who are standing for re-election will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the annual meeting. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted to elect Messrs. McKim, Marlin and Preston as Class II directors of the Company for a three-year term, until the 2015 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which event is not now contemplated), the holders of the accompanying form of proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company’s Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the election of Messrs. McKim, Marlin and Preston as Class II directors.

CORPORATE GOVERNANCE
Board Leadership Structure
Clean Harbors, Inc. is a Massachusetts corporation, and all public Massachusetts corporations have by law a staggered board of directors with either two or three classes of directors unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board of directors promotes continuity and stability.
Alan S. McKim, the Company’s founder, now serves and has served since the Company’s formation in 1980 as both the Chief Executive Officer and Chairman of the Board. The Board has a Lead Director, nominated by the Corporate Governance Committee and elected by the full Board of Directors. The Lead Director is a non-management, independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Chairman in establishing the agenda for Board meetings, and meets with the Chief Executive Officer, in person or by phone, at least quarterly. Daniel J. McCarthy has served as Lead Director since 2005 and a member of the Board since 1987.
The Company’s Board believes this board leadership structure is the most appropriate for the Company at this time because of the efficiency gained by assigning the responsibilities of both Chairman of the Board and Chief Executive Officer to Mr. McKim, who has a thorough knowledge of the Company’s business and an impressive track record in managing the Company through its growth for the benefit of the shareholders, employees and other interested parties. The Board believes that, particularly because Mr. McKim is the Company’s largest shareholder, Mr. McKim has always placed major emphasis on the interests of the shareholders. The Board also believes this structure is appropriate because nine of the current 12 members of the Company’s Board of Directors are “independent,” as described below under “Corporate Governance – Director Independence,” and the Board elects from the independent directors a Lead Director with the authority described above.

Corporate Governance Guidelines, Committee Charters and Code of Ethics
The Company’s Board of Directors has adopted Corporate Governance Guidelines, charters of each of the Board’s committees as described below, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company’s website at www.cleanharbors.com under “Investors – Corporate Governance.” A copy may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics were approved by the Audit Committee or the full Board of Directors, such wavier would also be posted on the corporate website.
Director Independence
The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board of Directors be “independent” as defined by the rules of the New York Stock Exchange (the “NYSE”) on which the Company’s common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:

•
The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
(A) The director or an immediate family member of the director is a current partner of the Company’s internal or external auditor; (B) the director is a current employee of the Company’s external auditing firm; (C) the director has an immediate family member who is a current employee of the Company’s external auditing firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company’s external auditing firm and personally worked on the Company’s audit within that time.

•
The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that other company’s compensation committee.

•
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	Stock Ownership. Ownership of stock in the Company by a director or a director’s immediate family is not considered a relationship which would adversely impact a director’s independence.

•
Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•
Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

•
Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board and its Corporate Governance Committee monitor the Board’s compliance with the NYSE requirements for director independence on an ongoing basis.
In accordance with current NYSE rules and the Board’s own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are “independent” and have no direct or indirect material relationship with the Company except as a director and shareholder: Eugene Banucci, John P. DeVillars, Edward G. Galante, John F. Kaslow, Daniel J. McCarthy, John T. Preston, Andrea Robertson, Thomas J. Shields and Lorne R. Waxlax. Accordingly, the Board has determined that nine out of the total of 12 current members of the Board are independent. The Board has determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has also determined that each of Alan S. McKim, James M. Rutledge and Rod Marlin are not independent. Alan S. McKim and James M. Rutledge are, respectively, the Company’s Chairman, President and Chief Executive Officer, and Vice Chairman and Chief Financial Officer, and, in such capacities, each of them is an employee of the Company. Rod Marlin was the former President and Chief Executive Officer of Eveready Inc., which became a subsidiary of the Company on July 31, 2009. Mr. Marlin’s holding company also received from the Company during 2009 Cdn $752,561 in connection with the termination of a consulting agreement which such company previously had with Eveready and Mr. Marlin’s agreement not to complete with, and to provide certain consulting services to, the Company. Between July 31, 2009 and July 31, 2010, Mr. Marlin also served as a consultant to the Company, and the Company paid $125,000 and $175,000 to Mr. Marlin’s holding company as consulting fees for services rendered by Mr. Marlin to the Company during 2009 and 2010, respectively.

Board Committees
The Board has established three committees: the Audit Committee, Compensation Committee and Corporate Governance Committee. The Board has determined that each of the committees of the Board consists solely of non-employee “independent directors” as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each member of each committee is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience as described above under “Election of Directors,” the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are two of the members of the Audit Committee, qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. All members of the three committees are appointed by the Board, and each committee operates under a charter approved by the Board. As described above, those charters are available on the Company’s website at www.cleanharbors.com under “Investors – Corporate Governance.” Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
Audit Committee
During 2011, Thomas Shields, Chairman, Eugene Banucci, John Kaslow and Andrea Robertson served on the Audit Committee. The primary functions of the Audit Committee are to select the Company’s independent registered public accounting firm, review the scope of and approach to audit work, meet with and review the activities of the Company’s internal auditors and the Company’s independent registered public accounting firm, and fulfill its oversight responsibilities relating to the integrity of the Company's financial statements and policies with respect to risk assessment and risk management. During 2011, there were four meetings of the Audit Committee.
Compensation Committee
During 2011, Daniel McCarthy, Chairman, Eugene Banucci, John DeVillars and Lorne Waxlax served on the Compensation Committee. The primary responsibilities of the Compensation Committee are to recommend the base salary for the Chief Executive Officer to the full Board of Directors, manage the Company’s management incentive cash bonus plans (which now consist of the CEO Annual Incentive Bonus Plan and the Management Incentive Plan, each as described below under “Compensation Discussion and Analysis”), equity incentive plans and employee stock purchase plan, review and approve other senior executive officer compensation, review and approve corporate management compensation policies, and oversee of the trustees of the Company’s 401(k) Plan. The Committee also works with the CEO in developing near the beginning of each fiscal year annual goals for the CEO and his senior executive staff and determining over the course of each fiscal year whether any changes to such goals are necessary in order to adjust for effects of extraordinary events (such as a major acquisition or change in GAAP) which become effective during such year. Following the completion of each fiscal year, the Committee evaluates the level of success of the CEO and senior executive staff in achieving those goals during the year and determines the level of bonuses (if any) which are payable to the CEO and senior executive staff based on such level of achievement. The Compensation Committee held six meetings during 2011, of which two were by written consent.
Corporate Governance Committee
During 2011, John Kaslow, Chairman, John Preston, Thomas Shields and Lorne Waxlax served on the Corporate

Governance Committee. The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and board officers, recommend committee structures, review director independence and compensation, monitor the Company’s social responsibility programs and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Committee held three meetings during 2011, of which all were by conference call.

Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Board’s Compensation Committee during the last fiscal year (Dr. Banucci and Messrs. McCarthy, DeVillars and Waxlax) has (i) served as one of the officers or employees of the Company or any of its subsidiaries; or (ii) any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company’s executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company’s Board or Compensation Committee.
Communications to the Independent Directors
Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company’s Board, correspondence should be addressed to Daniel J. McCarthy, Lead Director, c/o David T. Musselman, General Counsel, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, or musselman.david@cleanharbors.com. All correspondence received as such will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution to the other independent members of the Board.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews reports from senior management and other information regarding the Company’s credit, liquidity and operations and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, the Company's policies with respect to risk assessment and risk management, and any potential conflicts of interest arising from related party transactions. The Corporate Governance Committee oversees risks associated with maintaining the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also periodically asks the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing and plans to address any significant potential vulnerability.

DIRECTOR COMPENSATION
The Company’s policy during 2011 was to pay in cash to each non-employee director an annual retainer fee of $40,000, plus $6,000 for serving on the Compensation Committee or Corporate Governance Committee, $10,000 for serving on the Audit Committee, $20,000 for serving as Chairman of the Audit Committee, and $10,000 for serving as Chairman of the Compensation Committee or Corporate Governance Committee. The Company also paid an additional $10,000 to the Lead Director. Directors were also reimbursed for the expenses they incurred in connection with service on the Board and its committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its directors.
Prior to May of 2010, each of the Company’s non-employee directors received a payment of $1,000 for attendance at each board or committee meeting and received every three years a grant of 2,700 shares of restricted stock, of which one third vested immediately, one third vested at the end of one year and one third vested at the end of two years (subject to continued service as a director). Because of a desire to move away from the concept of payment of meeting fees and shift to annual from three-year equity grants, the Board voted on May 10, 2010 to eliminate the payment of meeting fees and change from three-year to annual awards of restricted stock. The number of shares of restricted stock awarded for each of 2010 and 2011 was determined by dividing $75,000 by the average closing price of the Company’s common stock for the 15 trading days ending 5 days prior to the date of the annual meeting of shareholders, with each restricted share to vest on the date of the next annual meeting. In order to phase in the one-year restricted stock grants, the annual restricted stock grants to those directors who had previously received three-year options or restricted stock grants were reduced by the approximate value of any previous award attributable to the year from May 2010 to May 2011.
On May 9, 2011, the Company’s Board of Directors therefore granted 1,534 restricted shares of common stock to each of the four current non-employee Class I directors elected at the 2011 annual meeting for a three-year term and each of the three current non-employee Class III directors elected at the 2010 annual meeting for a three-year term. The three current Class II non-employee directors did not receive any restricted shares of common stock on May 9, 2011 since they had previously received in 2009 grants of restricted shares which were intended to compensate them for service as directors during 2010 and 2011. The restricted shares of common stock awarded to the Class I and Class III non-employee directors on May 9, 2011 had a market value of $51.42 per share on the date of grant. Those restricted shares will vest, provided that each such non-employee director continues to serve in such capacity, at the start of the Company’s 2012 annual meeting of shareholders.

The following table describes the compensation paid by the Company to each of its non-employee directors during 2011:

Name	Fees Earned	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Eugene Banucci	$56,000	$78,878	—	—	$134,878
John P. DeVillars	$46,000	$78,878	—	—	$124,878
Edward G. Galante	$46,000	$78,878	—	—	$124,878
John F. Kaslow	$59,667	$78,878	—	—	$138,545
Rod Marlin	$50,000	—	—	—	$50,000
Daniel J. McCarthy	$60,000	$78,878	—	—	$138,878
John T. Preston	$46,000	—	—	—	$46,000
Andrea Robertson	$50,000	$78,878	—	—	$128,878
Thomas J. Shields	$66,000	$78,878	—	—	$144,878
Lorne R. Waxlax	$52,333	—	—	—	$52,333
_____________________________

(1)
The fair value of stock awards is calculated in accordance with FASB ASC Topic 718 based on the value of the awards on the respective dates of grant using the closing price of the Company’s stock on such dates. The aggregate number of unvested restricted shares held by each non-employee director as of December 31, 2011 was as follows: Dr. Banucci (1,534 shares), Mr. DeVillars (1,534 shares), Mr. Galante (1,534 shares), Mr. Kaslow (1,534 shares), Mr. Marlin (0 shares), Dr. McCarthy (1,534 shares), Mr. Preston (0 shares), Ms. Robertson (1,534 shares), Mr. Shields (1,534 shares), and Mr. Waxlax (0 shares).

(2)
None of the non-employee directors was granted any stock options during 2011, nor were any outstanding stock options held by them repriced or otherwise materially modified. The aggregate number of shares (vested and unvested) subject to stock options held by each non-employee director as of December 31, 2011 was as follows: Dr. Banucci (12,000 shares), Mr. DeVillars (0 shares), Mr. Galante (0 shares) Mr. Kaslow (0 shares), Mr. Marlin (0 shares), Dr. McCarthy (8,000 shares), Mr. Preston (0 shares), Ms. Robertson (4,000 shares), Mr. Shields (12,000 shares), and Mr. Waxlax (0 shares).

RELATED PARTY TRANSACTIONS
For the fiscal year from January 1 to December 31, 2011, the Company paid real property rental and related costs and equipment rental and repair costs totaling $1.1 million to companies controlled or influenced by Rod Marlin, a director of the Company, and Marvin Lefebvre, Executive Vice President – Exploration Services of one of the Company’s Canadian subsidiaries or by members of their families. Such rental and repair transactions occurred in the Company’s normal course of operations and were at rates comparable to those which would have been obtainable from unaffiliated third parties.
Except as described in the preceding paragraph, the Company did not participate during 2011 in any transactions involving amounts exceeding $120,000 in which any of the Company’s directors (including director nominees), executive officers, or beneficial holders of more than 5% of the Company’s common stock, nor any of their immediate family members, had a direct or indirect material interest.
EXECUTIVE OFFICERS
The Company’s current executive officers and their respective ages as of March 1, 2012, are as follows:

Name	Age	Position
Alan S. McKim	57	Chairman of the Board of Directors, President and Chief Executive Officer
James M. Rutledge	59	Vice Chairman of the Board, Treasurer and Chief Financial Officer
John R. Beals	57	Senior Vice President, Controller and Principal Accounting Officer
Jerry E. Correll	60	Senior Vice President – Environmental Sales*
George L. Curtis	51	Executive Vice President – Pricing and Proposals*
Deirdre J. Evens	48	Executive Vice President – Human Resources*
Simon R. Gerlin	53	Senior Vice President – Compliance and Internal Audit*
Eric W. Gerstenberg	43	President, Environmental Services*
Marvin Lefebvre	54	Executive Vice President – Exploration Services*
David T. Musselman	51	Senior Vice President and General Counsel
William F. O’Connor	62	Senior Vice President – Risk Management*
David M. Parry	45	President, Energy and Industrial Services*
Phillip G. Retallick	58	Senior Vice President – Regulatory Affairs*
Thomas J. Seeger	56	Executive Vice President – Asset Management*
Michael J. Twohig	48	Executive Vice President and Chief Administrative Officer*
Brian P. Weber	44	Executive Vice President – Corporate Planning and Development*
_________________________

*	Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.
Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President and Chief Executive Officer. He serves as a director of most of the Company’s subsidiaries. Mr. McKim holds an MBA from Northeastern University. He has been a director of the Company since its formation. His current term as a Class II director expires in 2012.
James M. Rutledge is Vice Chairman of the Company’s Board of Directors, Treasurer and Chief Financial Officer. Mr. Rutledge joined the Company in August 2005 as Executive Vice President and Chief Financial Officer and was appointed by the Board on June 9, 2011 as an additional Director of the Company and Vice Chairman of the Board. From 2002 to 2005, he was the Chief Financial Officer of Rogers Corporation, a publicly-held producer of highly engineered specialty materials sold in a broad range of technology markets. From 2000 to 2001, he was the Chief Financial Officer of Baldwin Technology Company, Inc., a publicly-held manufacturer of controls, accessories and handling equipment for the printing industry. From 1999 to 2000, he was Vice President of Finance and Tax of Rayonier Inc., a publicly-held manufacturer of pulp, timber and wood products. From 1979 to 1999, he held a variety of positions, including Vice President and Treasurer, with Witco Corporation, a publicly-held manufacturer of specialty chemicals. From 1976 to 1979, he was a certified public accountant with Price Waterhouse & Co. He holds a BA from Assumption College and an MBA from Rutgers University.
John R. Beals is Senior Vice President, Controller and Principal Accounting Officer. Mr. Beals joined the Company in August 2006. Mr. Beals was previously Vice President and Corporate Controller at 3Com Corporation from October 2005 to August 2006. Prior to August 2006, he was at The First Years Inc. for 19 years, a publicly-held developer and marketer of juvenile products, where he held positions of increasing responsibility, including Treasurer, Controller and Chief Financial Officer, and Senior Vice President – Finance. He began his career with Deloitte & Touche and was promoted to the level of audit manager with the firm. Mr. Beals, a certified public accountant, holds a BA in Accounting from the University of Massachusetts.
Jerry E. Correll is Senior Vice President – Environmental Sales. Mr. Correll joined the Company in 2002, and he has served in a variety of prior management positions including most recently Senior Vice President of Sales – Line of Business. From 1986 to 2002, Mr. Correll held a variety of sales and operations management positions with Safety-Kleen Corp., including Regional Vice President – Central U.S. Operations, Vice President of Corporate Accounts and Senior Vice President of Sales. Mr. Correll holds a BS in Business Administration from the University of Tennessee and a JD from the Nashville School of Law.

George L. Curtis is Executive Vice President – Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions, the most recent of which were Senior Vice President of Pricing and Proposals and Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.
Deirdre J. Evens is Executive Vice President – Human Resources. Ms. Evens joined the Company in June 2007 and recently served as Executive Vice President of Corporate Sales and Business Development. From 2006 to 2007, she served as Senior Vice President of Member Insight at BJ’s Wholesale Club, a Fortune 300 retailer and the leading warehouse chain in the eastern United States. From 1986 to 2006, she worked at Polaroid Corporation, a global provider of instant photography, digital imaging and consumer electronics products. At Polaroid, she held a variety of leadership positions including Senior Vice President of Global Marketing and Strategy, Vice President and General Manager for Polaroid’s Imaging Business, and Director of Manufacturing Operations. Ms. Evens holds a BS in Engineering from Cornell University.
Simon R. Gerlin is Senior Vice President – Compliance and Internal Audit. Mr. Gerlin joined the Company in July 2008 and recently served as Senior Vice President of Finance. He previously worked at PricewaterhouseCoopers LLP, an independent registered public accounting firm, for 17 years where he held positions of increasing responsibility, culminating in his appointment as an Audit Partner in 1999. He holds a BA from Middlebury College and an MBA from Harvard University.
Eric W. Gerstenberg is President, Environmental Services. Mr. Gerstenberg rejoined the Company in June 1999 and recently served as Executive Vice President – Environmental Services. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. From 1989 to 1997, Mr. Gerstenberg held a variety of positions with the Company, including General Manager of the Natick, Baltimore and Chicago facilities. Mr. Gerstenberg holds a BS in Engineering from Syracuse University.
Marvin Lefebvre is Executive Vice President – Exploration Services. Prior to the Company’s acquisition of Eveready on July 31, 2009, Mr. Lefebvre was Vice President, Operations of Eveready since March 2005. Prior to March 2005, Mr. Lefebvre was the President and Chief Executive Officer of the former River Valley Energy Services Ltd., the predecessor to River Valley Income Fund, from July 2002 until the completion of the reorganization of that entity into River Valley Income Fund. Mr. Lefebvre was also the director and sole shareholder of River Valley Construction Ltd. from 1988 to 2000 and the President and a director of River Valley Contracting Ltd. and River Valley Drilling Inc. from 2000 until its amalgamation with its parent company, the former River Valley Energy Services Ltd.

David T. Musselman is Senior Vice President and General Counsel. Mr. Musselman joined the Company in September 2011. From 2003 to 2011, he was Vice President, General Counsel and Secretary of International Power America, Inc., the North American operation of International Power plc, a global independent power generation company. From 2000 to 2003, he was Assistant General Counsel, Commercial and Transactional Services Group, of American Electric Power Company, Inc., and from 1989 to 2000, he was Senior Counsel in the Regulatory, Environmental and Corporate Finance Groups, at Cinergy Corp. (now Duke Energy Corporation). Mr. Musselman holds a BA from Albion College, a JD from Case Western University School of Law, and an MBA from Indiana University’s Kelley School of Business.
William F. O’Connor has served as Senior Vice President – Risk Management since rejoining the Company in December 2002. Previously, Mr. O’Connor was Vice President of William Gallagher and Associates, an insurance broker that he joined in April of 2000. From 1989 to 2000 Mr. O’Connor held a variety of roles at the Company, the last being as Vice President of Human Resources and Risk Management.
David M. Parry is President, Energy and Industrial Services. Mr. Parry joined the Company in 1988 and has served in a variety of management positions including most recently Executive Vice President – Energy and Industrial Services. He also previously held the positions of Senior Vice President of Eastern Operations, Regional Vice President, Northeast Region, District Sales Manager, Regional Manager of CleanPack® and T&D Services, Plant Manager and CleanPack Chemist. Mr. Parry holds a BS in Engineering from the Massachusetts Maritime Academy.
Phillip G. Retallick is Senior Vice President – Regulatory Affairs. Mr. Retallick joined the Company in September 2002 in connection with the Company’s acquisition of substantially all of the assets of the Chemical Services Division of Safety-Kleen Corp. Prior to that acquisition, he served as a senior compliance officer for Safety-Kleen Services, Inc. and its predecessors, Rollins Environmental Services Company and Laidlaw Environmental Services Company. From 1975 to 1992, he held positions with the United States Environmental Protection Agency and the Delaware Department of Natural Resources and Environmental Control. He holds a BS in Geosciences from the Pennsylvania State University and has also received a Graduate Certificate in Environmental Management from the University of Southern California.
Thomas J. Seeger is Executive Vice President – Asset Management. Mr. Seeger joined the Company in November 2011. From 2009 to 2011, he was an independent consultant. From 2003 to 2008, he served as Senior Vice President, Midwest Division, at Apartment Investment and Management Company (AIMCO), a publicly-held real estate investment trust, one of the nation’s largest operators in the multi-family services industry doing business in 46 states with over 4,000 employees. From 1987 to 2003, he held several senior level operating positions with Budget Group, including Vice President of Operations Planning from 1996 to 2000 and Vice President of Vehicle Operations for North America from 2000 to 2003. As Vice President of Vehicle Operations for North America at Budget Group, he was responsible for purchasing, planning, maintenance and disposition for a fleet of 165,000 vehicles. Prior to Budget Group, he held several key operating positions at the Hertz Corporation between 1977 and 1987. Mr. Seeger holds a BS from Miami University.
Michael J. Twohig is Executive Vice President and Chief Administrative Officer. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which was Senior Vice President and Chief Information Officer. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a building systems company. Mr. Twohig holds a BS in Accounting from Boston College and an MBA from Rivier College.
Brian P. Weber is Executive Vice President – Corporate Planning and Development. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS degree in Business Management from Westfield State College.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Company’s executive compensation programs are designed to attract and retain talented executives and align executive performance with the creation of shareowner value. As described in the “Performance Graph” in this proxy statement, the Company delivered during the five-year period from January 1, 2007 to December 31, 2011, a total shareowner return of 163%, compared to 13% for the NASDAQ Market Index, -7% for the NYSE Composite Index, and -37% for a group consisting of all public companies whose listed line of business is SIC Code 4953 (refuse systems).
The Compensation Committee of the Company’s Board of Directors believes in pay-for-performance. Except for relatively modest base salaries and benefits and a relatively small portion of long-term equity incentives provided in the form of non-performance based restricted shares, the Company’s cash bonus and equity incentive programs are entirely performance-based. Alan S. McKim, the Company’s founder and Chief Executive Officer, has always refused to accept any form of equity incentive, and performance shares awarded to the Company’s other senior executives become vested only if performance is achieved. Furthermore, the Company has not granted stock options to any of its named executive officers in the past five years.
As more fully described below, the Compensation Committee designs the Company’s compensation programs so that if all performance goals for cash bonuses and equity incentives are satisfied, approximately 60% of total potential compensation for each executive officer will be performance-based and the remaining 40% will be in the form of base salary and benefits. Because of the Company’s strong performance in 2011, approximately 72% of total executive compensation in 2011 was paid through performance-based cash bonuses and vesting of equity incentives. Some of the key factors which related to performance-based compensation for 2011 were as follows:

•	The Company’s total revenue increased by 14.6% to $1.98 billion, compared with $1.73 billion for 2010.

•
The Company’s reported earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $350.0 million, compared with $314.7 million for 2010. As so reported, the Company’s EBITDA is the same as “Adjusted EBITDA” as reported (and reconciled to the Company’s net income and net cash provided by operating activities) on pages 27-28 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. EBITDA consists of net income, as determined in accordance with generally accepted accounting principles (“GAAP”), plus accretion of environmental liabilities, depreciation and amortization, net interest expense and provision for income taxes, and also excludes loss on early extinguishment of debt, other (income) expense, and income (loss) from discontinued operations, net of tax, as these amounts are not considered part of normal business operations.

This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table included below in this proxy statement for the Company’s Chief Executive Officer (the “CEO”), Chief Financial Officer (the “CFO”), and three other executive officers who had the highest total compensation for 2011 as set forth in such Table (these five executive officers being collectively referred to below as the “Named Executive Officers”). This Compensation Discussion and Analysis will discuss corporate and individual performance goals for senior executive officers, including the Named Executive Officers. These goals are disclosed in the limited context of the Company’s executive compensation programs. You should not interpret them as statements of the Company’s expectations or as any form of guidance. We caution you not to apply the statements or disclosures in the Compensation Discussion and Analysis in any other context.
Role of the Compensation Committee
The Compensation Committee of the Board of Directors (the “Committee”) currently consists of four independent directors. The Committee’s major responsibilities include the recommendation to the full Board of the base salary for the Company’s CEO, management of the Company’s management incentive bonus, equity incentive and employee stock purchase plans, review and approval of other senior executive officer compensation, review and approval of corporate management compensation policies, and oversight of the trustees of the Company’s 401(k) Plan. As part of such responsibilities, the Committee administers the Company’s CEO Annual Incentive Bonus Plan, Management Incentive Plan, and equity incentive plans as described below.
The Committee has delegated to Alan S. McKim, the Company’s CEO, authority to issue to any newly hired employee non-qualified stock options for up to 10,000 shares or restricted stock awards for up to 3,000 shares. All other cash bonus and equity incentive awards for the CEO and other senior executive officers are granted by the Committee. The Committee works with the CEO near the beginning of each fiscal year to establish criteria and performance goals for awards under the Company’s incentive bonus and equity incentive plans and then determines over the course of each fiscal year whether any changes to such criteria and performance goals are appropriate to adjust for the effects of extraordinary events (such as a major acquisition or change in GAAP). The Committee also considers proposals from the CEO for modifications to compensation plans for senior management and the determination of executive compensation for members of senior management other than the CEO.

Consideration of Recent Shareholder Advisory Votes on Executive Compensation
At the Company’s most recent annual meeting of shareholders held on May 9, 2011, the Company’s shareholders approved (i) by a favorable vote of 99.1% of the shares voted on such proposal, an advisory proposal to approve the executive compensation paid by the Company to its Named Executive Officers as described in the Company’s proxy statement for such annual meeting, and (ii) by a favorable vote of 87.6% of the shares voted on such proposal, an advisory proposal to hold future advisory votes on executive compensation on an annual basis. The Compensation Committee considered the results of that advisory vote on executive compensation in connection with the Committee’s determination, as described below, to continue during 2011 the compensation programs which the Committee had established for 2010 subject to the Committee’s establishment of revised performance goals for 2011 based upon the Committee’s determinations described below. The Compensation Committee considered the results of that advisory vote on the frequency of future advisory votes on executive compensation by recommending to the Company’s Board of Directors that such future votes take place on an annual basis. See “Advisory Vote on Executive Compensation” below in this proxy statement.

Compensation Philosophy and Objectives
The Compensation Committee’s fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders by making up to 60% of total potential compensation performance-based. Compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives primarily through performance-based restricted stock awards.
Use of Compensation Consultants
In order to evaluate the competitiveness and appropriateness of the Company’s total compensation and mix of compensation for executive officers, the Compensation Committee on March 5, 2010, engaged CFS Consulting, Inc. (“CFS Consulting”), a firm specializing in development and implementation of executive compensation systems, to prepare a report on how the Company’s compensation program for 2009 compared to the programs of the ten comparable companies described in that report, as well as to general figures based on larger regional and national surveys. CFS Consulting provided to the Committee a preliminary version of that report in July 2010 and the final report in August 2010. Since delivery of that August 2010 report, the Compensation Committee also engaged CFS Consulting to (i) further advise the Committee with respect to long-term incentive plans for senior management (which the August 2010 CFS Consulting report had indicated were generally less favorable than long-term incentive plans then being offered by comparable companies) and (ii) provide an update on executive pay primarily in light of the increase during 2011 in the size of the Company (which had total revenues of $1.98 billion in 2011 as compared to $1.73 billion in 2010) and the related increase in the responsibilities of the Company’s senior executive officers. CFS Consulting delivered to the Committee the supplemental report with respect to long-term incentive plans in May 2011 and the update on executive pay in November 2011. Except as described above, CFS Consulting did not provide any services to the Company or any of its affiliates during the three years ended December 31, 2011.
The primary purpose of the Compensation Committee’s engagements of CFS Consulting during 2010 and 2011 was to conduct a comprehensive benchmarking analysis for the Company’s senior executives, in order to enable the Committee to determine if the compensation of the senior executive officers is fair, reasonable and competitive, and to assist the Committee in making any necessary adjustments to the compensation components. The Committee had not previously engaged any compensation consultant to conduct such a survey since 2005.
For purposes of the CFS Consulting reports, in addition to evaluation of larger regional and national surveys, CFS Consulting compiled a list of peer companies from similar industries and, to the extent practicable, with similar market capitalization and revenues to those of the Company. These companies are representative of the companies with whom the Company competes for business and executive talent, and except for two significantly larger companies (Waste Management, Inc. and Republic Services, Inc.) and two significantly smaller companies (WCA Waste Corporation and Perma-Fix Environmental Services, Inc.), those peer companies generally had annual revenues for 2009 ranging from approximately 0.5 to 2.0 times the Company’s annual revenue for that year. The companies selected by CFS Consulting for purposes of the reports were:

Casella Waste Systems, Inc.	TRC Companies, Inc.
Energy Solutions, Inc.	US Ecology, Inc.
Perma-Fix Environmental Services, Inc.	Waste Connections, Inc.
Republic Services, Inc.	Waste Management, Inc.
Stericycle, Inc.	WCA Waste Corporation
Base Salary
The Compensation Committee seeks to set the base salaries at no more than 40% of each such officer’s total potential compensation. In addition to base salaries and benefits available to all employees, the Committee provides the Named Executive Officers the opportunity to receive up to approximately 60% of their total compensation through performance-based cash bonuses and (except in the case of the CEO) increases in equity value primarily through performance-based restricted stock awards.
As described above under “Use of Compensation Consultants,” the Compensation Committee retained CFS Consulting in March 2010 to prepare a report of how the Company’s compensation program for 2009 compared to the programs of the comparable companies described in that report. That report indicated that the base salaries of the Company’s Named Executive Officers were generally in the bottom third of comparable companies. Based on the preliminary copy of that report which the Compensation Committee received in July 2010, the Committee’s evaluation of the responsibilities and performance of the Named Executive Officers and the Company’s performance to date during 2010, the Compensation Committee determined, at a meeting held on July 19, 2010, to increase the 2010 base salaries (retroactive to January 1, 2010) of the Named Executive Officers, other than the CEO, in order to bring those base salaries into approximately the middle third of the comparable companies. The Compensation Committee therefore increased the 2010 base salaries of James M. Rutledge, the CFO, from $365,000 to $380,000, Eric W. Gerstenberg, then Executive Vice President – Environmental Services, from $275,000 to $375,000, David M. Parry, then Executive Vice President – Energy and Industrial Services, from $295,833 to $350,000, and Brian P. Weber, Executive Vice President – Corporate Planning and Development, from $247,500 to $300,000.
Based on its review of the factors described above, the Compensation Committee also decided to recommend to the Company’s full Board an increase (retroactive to January 1, 2010) in the base salary of Alan S. McKim, the CEO, from $625,000 to $750,000. The Board approved that increase in Mr. McKim’s 2010 base salary at the Board’s meeting held on September 1, 2010. Similarly, on March 7, 2011, the Board (acting on a recommendation from the Compensation Committee) increased Mr. McKim’s base salary for 2011 from $750,000 to $850,000, primarily to provide some additional compensation in light of Mr. McKim’s refusal to accept any form of equity compensation and the finding in the August 2010 CFS Consulting report that, particularly because of the absence of an equity component, Mr. McKim’s total compensation is significantly lower than for the comparable companies surveyed for purposes of that report.
As described above, the Compensation Committee also retained CFS Consulting during 2011 to (i) further advise the Committee with respect to long-term incentive plans for senior management (which the August 2010 CFS Consulting report had indicated were generally less favorable than long-term incentive then being offered by comparable companies) and (ii) provide an update on executive pay primarily in light of the significant increase during 2011 in the size of the Company and the related responsibilities of the Company’s senior executive officers. As described below, the Compensation Committee considered the CFS Consulting supplemental report with respect to long-term incentive plans in making decisions on June 20, 2011 with respect to equity incentives then granted to senior executives (other than the CEO, who has always refused to accept such equity incentives). However, in part because the CFS Consulting update on executive pay was not delivered to the Committee until November 2011, the Committee, and the full Board in the case of the CEO, were not able to consider that update in connection with setting the base salaries of the Named Executive Officers for 2011 (which, as described above, remained the same as for 2010 except for the $100,000 increase in the base salary of the CEO).
Benefits
Named Executive Officers and other senior executive officers receive the same benefits as other employees of the Company. These benefits consist of medical and dental coverage, paid 75% by the Company and 25% by the employee; life insurance equal to two times base salary with a cap of $250,000 (x2 for accidental death); long and short term disability insurance; and participation in the Company’s 401(k) and employee stock purchase plans.
Performance-Based Cash Bonuses
The Company now maintains two plans under which the Compensation Committee is authorized to grant cash bonuses to members of senior management based upon satisfaction of performance goals which are approved by the Committee during the first quarter of each fiscal year. Except for a $100,000 bonus granted to Brian P. Weber, Executive Vice President – Corporate Planning and Development, related to the successful completion of the Company's acquisitions during 2011, all of the cash bonuses which were paid to the Named Executive Officers and other senior executive officers for 2011 were calculated and paid in accordance with those two plans.

The first such plan is the CEO Annual Incentive Bonus Plan, which was approved by the Company’s shareholders at the 2009 annual meeting. The purposes of the CEO Annual Incentive Bonus Plan are to provide an incentive each year for performance of the Company’s CEO by making a significant percentage of the CEO’s total compensation dependent upon the level of the CEO’s or the Company’s performance attained for the year, and to do so in a manner which will allow full deductibility of the bonus under Section 162(m) of the Internal Revenue Code (the “Code”). More information about the CEO Annual Incentive Bonus Plan and the cash bonus which the Committee awarded to the CEO for 2011 under that Plan is set forth below under “Chief Executive Officer Compensation.”

The second such plan is the Management Incentive Plan (the “MIP”) under which the Compensation Committee can award cash bonuses to members of senior management other than the CEO. Acting on the recommendation of the Committee, the Company’s Board of Directors adopted the MIP on December 8, 2008, and amended and restated the MIP on each of May 10, 2010 and March 5, 2012 in order to clarify the terms, conditions and other criteria for potential awards of cash bonuses under the MIP. Provided the MIP as amended and restated on March 5, 2012 is approved by the shareholders at the annual meeting as described below in this proxy statement, bonuses paid pursuant to the MIP are intended to be fully deductible under Section 162(m) of the Code.

The terms of potential cash bonuses for 2011 under the MIP, which were approved by the Committee on March 7, 2011, covered 47 managers. Such managers included all four of the Named Executive Officers other than the CEO. Participants were eligible to earn a bonus (payable in the first quarter of 2012) equal to up to between 10% and 120% of their base salaries (depending on their level of management responsibility) if the Company achieved or exceeded certain targets based on the level of the Company’s “MIP EBITDA.” MIP EBITDA consists of the Company’s reported EBITDA, as described above, with certain adjustments established by the Committee for amounts which are not derived from the Company’s normal operations and over which the participants in the MIP do not exercise control. For 2011, these adjustments included, in particular, amounts based on changes in environmental liability estimates and changes in foreign currency conversion rates. The threshold MIP EBITDA target to be achieved in 2011, as established by the Committee on March 7, 2011, in order for a participant to receive a minimum of 25% of the maximum potential bonus, was $237 million, and a participant under the MIP would receive his or her maximum potential bonus if the Company achieved a maximum MIP EBITDA target of $284 million.

At a meeting held on September 13, 2011, the Committee considered whether to adjust the MIP EBITDA targets established on March 7, 2011 in order to reflect the Company’s acquisition of Peak Energy Services Ltd. ("Peak") in June 2011 and the acquisitions during the third quarter of 2011 of two privately owned Canadian or U.S. businesses and certain assets of a Canadian public company. In light of those acquisitions, the Committee decided that the 2011 MIP EBITDA targets would be increased to $257 million (from $237 million) for a participant to receive a minimum of 25% of the maximum potential bonus and to $315 million (from $284 million) for a participant to receive his or her maximum potential bonus. However, because a significant portion of 2011 had been completed before the respective closing dates of those acquisitions and those acquisitions would not be fully reflected in the Company’s combined results of operations until after an integration period, the Committee also decided that, even if such adjusted MIP EBITDA targets for 2011 were not satisfied, the participants would still be entitled to receive bonuses for 2011 based on the originally established MIP targets provided that, for that purpose, the Company’s MIP EBITDA would be calculated as if those acquisitions had not occurred.

After giving effect to the adjustments to the Company’s reported EBITDA described above, the Committee determined on February 29, 2012 that the Company’s MIP EBITDA for 2011 (inclusive of the effects of the 2011 acquisitions) was $338 million, which exceeded the maximum MIP EBITDA adjusted target for 2011 of $315 million that the Committee had established in September 2011, and the 47 participants in the MIP for 2011 therefore received cash bonuses equal to between 10% and 120% of their base salaries based on satisfaction of that maximum MIP EBITDA target. The Committee therefore granted on February 29, 2012 cash bonuses totaling $4,875,459 to the 47 members of senior management who participated in the MIP for 2011. Each of the Named Executive Officers (other than the CEO) received the following amounts of such cash bonuses: Mr. Rutledge – $456,000; Mr. Gerstenberg - $450,000; Mr. Parry - $420,000; and Mr. Weber - $360,000.
In addition to their right to receive bonuses along with the other members of senior management who participated in the MIP during 2011, the eight members of the Company’s Executive Staff who report directly to the CEO, including each of the Named Executive Officers other than the CEO, also participated during 2011 in a Senior Executive Incentive Program (the “SEIP”) under the MIP. Under the SEIP, each such member of the Executive Staff had a right to earn (in addition to the bonus available to all participants in the MIP for 2011 based on achievement of the MIP EBITDA goal described above) a bonus based on satisfaction of personal goals for 2011 approved by the Compensation Committee during the first quarter of 2011 based on the respective responsibilities of such executives and the needs of the Company in such year. Such bonus was between 3% and 10% of base salary for achievement of each personal goal, subject to a maximum of 30% of base salary if all such personal goals were fully satisfied. The personal 2011 SEIP goals and the achieved bonuses (as a percentage of base salary) for each of the Named Executive Officers (other than the CEO) were as follows:
James M. Rutledge, Vice Chairman and Chief Financial Officer – maintenance of selling, general and administrative expenses as a percentage of revenues to the targeted range of 13% to 14% (maximum payout of 4.5% achieved), completion of funding of acquisitions while keeping leverage less than 2.5 times EBITDA (maximum payout of 4.5% achieved), $10 million in budgeted cost reductions (maximum payout of 4.5% achieved), reduction of average duration of outstanding accounts receivable to 70 days or below (maximum payout of 4.5% with 0% achieved), and various activity-based achievements including improvements in compliance to risk-based internal audit function (maximum payout of 4.5% achieved), timely issuance of internal monthly financial reports (maximum payout of 3.0% with 2.3% achieved), and maintaining high standards in internal control assessments (maximum payout of 4.5% achieved);
Eric W. Gerstenberg, President, Environmental Services – revenue growth of the Environmental Services business to a range of 95% to 100% of budgeted revenue (maximum payout of 9% achieved), increase in EBITDA of the Environmental Services business to a range of 95% to 100% of budgeted EBITDA (maximum payout of 9% achieved), reduction of average duration of outstanding receivables for Environmental Services customers to 70 days or below (maximum payout of 4.5% with 0% achieved), and various activity-based achievements including improved health and safety performance by the Environmental Services business with the business not to exceed a required number of reportable incidents (maximum payout of 4.5% achieved) and improvements of Field Services profitability through price improvement, utilization and revenue growth (maximum payout of 3% achieved);
David M. Parry, President, Energy and Industrial Services – increase in EBITDA of the Energy and Industrial Services business to a range of 95% to 100% of budgeted EBITDA (maximum payout of 7.5% achieved), revenue growth of the Energy and Industrial Services business to a range of 95% to 100% of budgeted revenue (maximum payout of 7.5% achieved), reduction of average duration of outstanding receivables for Energy and Industrial Services customers by 10 days (maximum payout of 3% with 0% achieved), and various activity-based achievements including improved health and safety performance by the Energy and Industrial Services business with the business not to exceed a required number of reportable incidents (maximum payout of 7.5% achieved), and improved utilization of Energy and Industrial Services equipment and employees by 12% (maximum payout of 4.5% achieved); and
Brian P. Weber, Executive Vice President – Corporate Planning and Development – harmonization of Company-wide safety programs (maximum payout of 7.5% achieved), full implementation of five fully-staffed and equipped training facilities

(maximum payout of 7.5% achieved), and various activity-based achievements including implementation of improved recruiting programs (maximum payout of 7.5% achieved), and full rollout of mobile technology (maximum payout of 7.5% with 3.75% achieved).
Based on their satisfaction during 2011 of the personal goals described above, each of the foregoing Named Executive Officers received the following SEIP bonuses: Mr. Rutledge - $94,240; Mr. Gerstenberg - $95,625; Mr. Parry - $87,750; and Mr. Weber - $78,750.
The Committee believes that the MIP EBITDA targets and personal goals established under the MIP for 2011 were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company’s performance during that year. The Committee also believes that such targets and personal goals did not encourage any participant to cause the Company to take any excessive risks in connection with achieving those targets and goals.
Long-Term Equity Incentives
The final element of compensation for executives (other than the CEO) is long-term equity incentives, designed to align the interests of participants with those of the Company’s shareholders and to encourage retention of senior executives through periodic vesting. Because of his substantial holding of shares of the Company’s common stock derived from his role as the Company’s founder, Alan S. McKim, the CEO, has always in the past refused to accept any grant of an equity incentive, and the Compensation Committee believes that awarding or not awarding Mr. McKim equity compensation would not have any bearing on his current 100% commitment to the goals of the Company’s shareholders. Prior to 2006, the Compensation Committee periodically issued equity awards to executives (other than the CEO) in the form of non-qualified stock options with typical five-year vesting based upon continued employment. However, after a complete review of executive compensation in 2005, the Committee changed in 2006 its previous practice of granting stock options and now uses restricted stock awards.
Prior to 2010, awards of non-performance-based restricted stock, with vesting contingent upon continued employment, were generally limited to newly hired or promoted employees. However, based on the Committee’s understanding (which was confirmed by the CFS Consulting Report received by the Committee in 2010 as described above) that the base salaries of the Company’s Named Executive Officers were generally in the bottom third of the base salaries paid by comparable companies and the Committee’s recognition of the importance of the Named Executive Officers to the Company, the Committee granted on March 8 and July 19, 2010 an aggregate of 35,722 non-performance based restricted shares, vesting over a three-year period subject to continued employment, to certain of the Named Executive Officers (other than the CEO). Pursuant to such grant, Mr. Rutledge, the CFO, received 28,600 such shares, Mr. Gerstenberg, Executive Vice President-Environmental Services, received 3,684 shares, and Mr. Parry, Executive Vice President-Energy and Industrial Services, received 3,438 shares. Furthermore, the final November 2010 CFS Consulting study described above recommended that, in order to encourage retention, a portion of an executive’s total potential compensation should normally be in the form of time-vested restricted stock awards. On June 20, 2011, the Committee therefore granted an aggregate of 134,442 non-performance based restricted shares, vesting over a five-year period (with 50% “cliff” vesting at the end of the third year) subject to continued employment, to a total of 149 employees (other than the CEO). Pursuant to such grant, Mr. Rutledge, the CFO, received 3,800 such shares (but subject to the additional condition described below), Mr. Gerstenberg, then Executive Vice President – Environmental Services, received 3,750 shares, Mr. Parry, then Executive Vice President – Energy and Industrial Services, received 3,500 shares, and Brian P. Weber, Executive Vice President – Corporate Planning and Development, received 2,400 shares. With respect to such grant to Mr. Rutledge, the Committee deferred effectiveness subject to the Committee's receipt of the CFS Consulting update on executive pay described above, and the Committee confirmed such grant on December 21, 2011 following such receipt.
As described above, the Committee has also since 2005 granted performance-based restricted stock awards as a form of long-term equity incentive under the Company’s Stock Incentive Plans. Under Long Term Equity Incentive Programs (“LTEIPs”) established pursuant to such Plans, the Committee grants to members of the Strategic Management Council (“SMC”) performance-based restricted stock awards with two-year targets and additional time vesting thereafter based upon continued employment with the Company. During 2010, the Committee granted a total of 176,842 performance-based restricted stock awards under a 2010-2011 LTEIP to a total of 67 members of the SMC, not including the CEO. Depending upon the level of responsibility of a particular executive within the SMC, he or she was eligible to receive performance-based restricted stock awards valued at December 31, 2009 at 30%, 40% or 60% of base compensation. Each of the Named Executive Officers, other than the CEO, received the maximum 60%. There were two separate performance goals under the 2010-2011 LTEIP, both of which were required to be achieved by the end of 2011 in order to avoid forfeiture of the restricted shares: revenue of $1.47 billion and EBITDA as a percentage of revenue (“EBITDA Margin”) of 16.4%. On March 7, 2011, the Committee determined that both the performance goals of the 2010-2011 LTEIP had been satisfied during 2010, and therefore one-half of the restricted stock awards under the 2010-2011 LTEIP vested (subject to continued employment) on each of March 15, 2011 and December 15, 2011.
On March 7, 2011, the Compensation Committee also established the goals for a 2011-12 LTEIP, both of which were required to be satisfied by December 31, 2012 in order to avoid forfeiture of the performance-based restricted stock awards that were to be granted by the Committee. Such goals consisted of revenues of $1.75 billion (subject to adjustment in the event of any future significant acquisitions) and an EBITDA Margin of 17.3%. On June 20, 2011, the Committee granted 69,948 performance-based restricted stock awards under the 2011-2012 LTEIP to 52 members of the SMC, not including the CEO, and authorized the CEO to grant during the remainder of 2011 up to 20,000 additional such awards (of which 3,551 such additional awards were subsequently made) provided that no grantee would individually receive an award for more than 3,000 such shares. Each of the Named Executive Officers, other than the CEO, received an award as part of that June 20 grant valued (based upon the average closing price of the Company’s stock on the three trading days ended April 16, 2011) at 60% of base compensation. On February 29, 2012, the Committee determined that both performance goals of the 2011-2012 LTEIP had been satisfied during 2011, and therefore one-half of the restricted stock awards under that LTEIP vested on March 15, 2012 and the other half will vest (subject to continued employment) on December 15, 2012.
Chief Executive Officer Compensation
As described above, the Company’s Board of Directors, acting on the recommendation of the Compensation Committee, sets the annual base salary of the CEO and determines whether any cash bonus, in addition to any such bonus earned under the Company’s CEO Annual Incentive Plan, should be payable. In addition, acting pursuant to the terms of the Company’s CEO Annual Incentive Plan which was approved by the shareholders in 2009, the Committee sets during the first quarter of each fiscal year the performance goals and potential bonuses which may be earned by the CEO for such fiscal year under such Plan and determines in the first quarter of the following fiscal year the extent, if any, to which such bonuses have been earned based upon achievement of such performance goals.
On March 7, 2011, the full Board (acting on the recommendation of the Compensation Committee) set the base salary for 2011 of Alan McKim, the CEO, at $850,000, which represented a $100,000 increase from Mr. McKim’s base salary for 2010. The full Board and the Compensation Committee approved this increase primarily to provide some additional compensation in light of Mr. McKim’s refusal to accept any form of equity compensation and the finding in the August 2010 CFS Consulting report that, particularly because of the absence of an equity component, Mr. McKim’s total compensation is significantly lower than for the comparable companies surveyed for purposes of that report.
On March 7, 2011, the Compensation Committee also established the terms of the potential CEO annual incentive bonus for 2011 under the CEO Annual Incentive Bonus Plan. The terms provided that the CEO would potentially be able to earn a cash bonus for 2011 of between $573,750 and $1,275,000, based upon whether the Company achieved 2011 revenues (subject to future adjustment in the event of any future significant acquisitions) of at least $1.60 billion, EBITDA of between at least $275.0 million and $280.0 million, and certain improvements in health, safety and compliance (“HSC”) statistics based on the Company’s total recordable incident rate (“TRIR”) and days away, restricted activity and transfer rate of achievement (“DART”). The table below describes the respective amounts of the bonus that could potentially be earned for 2011 at the threshold, midpoint and maximum levels for each of these criteria as established by the Committee, as well as the respective portions of the total bonus which were earned based upon the Committee’s determination on February 29, 2012 of the extent to which each of those target levels had been actually achieved. Accordingly, on February 29, 2012, the Committee awarded to Mr. McKim a bonus of $1,275,000 for 2011 under the CEO Annual Incentive Bonus Plan.

	Threshold	Midpoint	Maximum	Achievement
Revenue [w/o acquisitions]
Target	$1.42 Billion	$1.51 Billion	$1.60 Billion	$1.81 Billion
Bonus	$255,000	$255,000	$255,000	$255,000
EBITDA
Target	$275 Million	$277.5 Million	$280 Million	$350 Million
Bonus	$191,250	$478,125	$765,000	$765,000
HS&C
Target	TRIR 2.0	DART 1.0	Both	TRIR = 1.73 and DART = 0.97
Bonus	$127,500	$127,500	$255,000	$255,000
Total	$573,750	$860,625	$1,275,000	$1,275,000

The Compensation Committee believes that the target levels established under the CEO Annual Incentive Bonus Plan for 2011 were sufficiently difficult to achieve in order to provide a significant incentive for the CEO to improve the Company’s performance during that year. The Committee also believes that such target levels did not encourage the CEO to cause the Company to take any excessive risks in connection with achieving those targets and that, by selecting improvements in health, safety and compliance statistics as one of the three goals for 2011, the goals were consistent with reducing overall risks.

Accounting and Tax Considerations
Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to their “covered employees” to the extent that the annual compensation paid to any such employee exceeds $1.0 million unless such excess qualifies as “performance-based compensation” as defined in Section 162(m). Section 162(m) defines “covered employees” to include the CEO and the three next highest paid executives (other than the CFO) in the most recently completed fiscal year. In order to facilitate the Company’s ability to fully deduct compensation paid to its executive officers, the Company has adopted, as described above under “Chief Executive Officer Compensation,” the CEO Annual Incentive Bonus Plan which is structured to cause cash bonuses payable to the CEO pursuant to that Plan to qualify as “performance-based compensation” under Section 162(m) and therefore be fully deductible for federal income tax purposes.
As described above under “Performance-Based Cash Bonuses,” the Company’s Board of Directors (on the recommendation of the Compensation Committee) has also adopted the MIP under which the Committee can award performance-based cash bonuses to members of senior management other than the CEO. Although the MIP as previously in effect has not complied with all of the requirements of Section 162(m), primarily because the MIP has not previously been submitted to the shareholders for their approval, each award which has been made to date under the MIP to any “covered employee” (together with such employee’s base salary and any other compensation which was not “performance-based” as defined in Section 162(m)) has been less than $1.0 million and therefore the deductibility of such bonuses has not been limited by Section 162(m). However, there is no assurance that this will continue to be true in the future. Acting on the recommendation of the Compensation Committee, the Board therefore amended and restated the MIP on March 5, 2012 and, as described below in this proxy statement, is submitting such amended and restated MIP for shareholder approval at the annual meeting in order to bring the MIP into compliance with Section 162(m).
In 2005 and 2007, the Company’s Board of Directors and shareholders also amended the Company’s 2000 Stock Incentive Plan so as to permit the Compensation Committee to structure stock option grants and restricted stock awards in a manner intended to allow the compensation arising from such grants and awards to qualify as “performance-based compensation” as defined under Section 162(m). Similar provisions are included in the Company’s 2010 Stock Incentive Plan which was approved by the Company’s Board of Directors and shareholders in 2010.
Since 2005, the Compensation Committee has structured, and intends to continue to structure, any stock option grants and restricted stock awards, and to limit cash bonuses paid under the CEO Annual Incentive Bonus Plan, the MIP or as any supplemental bonuses, in a manner which will allow full deductibility unless the Committee determines that such structuring would not be in the best interests of the Company or its shareholders.

Stock Ownership Guidelines
The Board of Directors has established stock ownership guidelines for directors and executive officers. Directors are expected to hold shares of common stock having a market value equal to at least 2.5 times the then annual compensation for non-employee directors (exclusive of committee and other fees), which amount is currently $115,000, within three years of becoming a director; Named Executive Officers and certain other high level executive officers are expected to hold stock valued at 150% of their base salary after having received five years of long-term equity awards; and other executive officers are expected to hold stock valued at 50% of their base salary within the same time period. As of March 1, 2012, all of the Company’s directors and Named Executive Officers were in compliance with the Company’s stock ownership guidelines.
Employment, Termination of Employment and Change of Control Agreements
The Company does not have employment agreements with any of its executive officers. However, the Company does provide “change of control” protection under certain stock option and restricted stock award agreements granted to executive officers. Some of those agreements provide that options or restricted stock will fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within 12 months of a change of control, the employee’s options and restricted stock awards become fully vested.
In 1998, the Company adopted an Executive Retention Plan (the “Retention Plan”) for certain members of senior management. If designated to participate in the Retention Plan, each such member must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such member agrees not to compete with the Company for one year following termination of employment. For termination other than for cause and not related to a Change in Control (as defined in the Retention Plan and the severance agreement), the severance agreements provide for payment to the executive of severance equal to base salary, offset by the amount of earnings from other employment obtained, for various periods of time up to a maximum of one year after termination of employment. The amount of such severance will be at the rate of the executive’s base salary in effect at the time of termination of employment, payable periodically in accordance with the Company’s normal executive salary payment polices, plus continued medical, dental, life insurance and other benefits, if any, available to the executive at the time of his or her termination of employment for a similar period as the payment of severance.

Under the Retention Plan, in the event of a Change in Control, an executive who participates in the Retention Plan will receive the same severance benefits as those described above if either (i) such executive’s employment with the Company is terminated for any reason within 30 days after the Change in Control, (ii) such executive does not receive a position equal to the position that the executive held prior to the Change in Control, or (iii) such executive’s primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive’s position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits.
Report of Compensation Committee
The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company’s management and recommended that it be included in this proxy statement.

Daniel J. McCarthy, Chairman Eugene Banucci John P. DeVillars Lorne R. Waxlax

SUMMARY COMPENSATION TABLE
The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries that were serving as executive officers at the end of 2011 (such five executives being collectively the “Named Executive Officers”). The “Stock Awards” and “Total” columns in the table include values for restricted shares which are subject to performance and/or time vesting and which, in the case of such performance awards, are valued based on the probable outcome of the performance conditions as of the respective grant dates. However, the Named Executive Officers may never realize any value from those awards, or the amounts realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes. In addition, such restricted shares are reported in several different tables in this proxy statement. For that reason, investors should take care to not “double count” the value of such awards.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(4)	Total
Alan S. McKim	2011	$850,000	—	—	—	$1,275,000	$45,441	$2,170,441
Chairman of the Board,	2010	$750,000	—	—	—	$760,000	$1,032	$1,511,032
President and Chief Executive Officer	2009	$625,000	—	—	—	$95,000	$552	$720,552

James M. Rutledge	2011	$380,000	—	$510,484	—	$550,240	$1,032	$1,441,756
Vice Chairman, Treasurer	2010	$380,000	—	$1,031,840	—	$546,820	$1,032	$1,959,692
and Chief Financial Officer	2009	$365,000	$50,000	—		$162,790	$1,032	$578,822

Eric W. Gerstenberg	2011	$375,000	—	$447,555	—	$545,625	$240	$1,368,420
President,	2010	$375,000	—	$275,684	—	$528,750	$240	$1,179,674
Environmental Services*	2009	$275,000	—	—	—	$116,463	$240	$391,703

David M. Parry	2011	$350,000	—	$417,718	—	$507,750	$360	$1,275,828
President,	2010	$350,000	—	$297,854	—	$497,000	$240	$1,145,094
Energy and Industrial Services*	2009	$295,833	—	—	—	$108,124	$1,279	$405,236

Brian P. Weber	2011	$300,000	$100,000	$268,122	—	$438,750	$240	$1,107,112
Executive Vice President –	2010	$300,000	—	$157,235	—	$432,000	$240	$889,475
Corporate Planning and Development*	2009	$247,500	$100,000	—	—	$97,481	$1,646	$446,627
__________________________

*	Clean Harbors Environmental Services, Inc.

(1)
Except for the bonuses granted in 2009 to Mr. Rutledge and Mr. Weber related to the successful completion of the Company's acquisition of Eveready during 2009, and the bonus granted in 2011 to Mr. Weber related to the successful completion of the Company's acquisitions during 2011 (including Peak), the Compensation Committee granted all of the bonuses to the Named Executive Officers described under “Bonus” and “Non-Equity Incentive Plan Compensation” in the table pursuant to (i) in the case of the Mr. McKim, the CEO Annual Incentive Bonus Plan, or (ii) in the case of the other Named Executive Officers, the MIP. Except for the CEO Annual Incentive Bonus Plan and the MIP, the Company did not have during 2011, 2010 or 2009 any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the Named Executive Officers participated.

(2)
The fair value of stock awards is computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions as of the respective dates of grant. For the performance awards granted in each of 2011 and 2010, management believed at the grant date that it was then probable the two-year performance targets would be achieved in either the grant year or the following year, and therefore a full grant date fair value was reported in the grant year. For the performance awards granted in 2009, management believed at the grant date that it was not then probable that the performance targets at any level providing for vesting would be achieved, and therefore no grant date fair value was reported. However, based on the Company's performance during 2010, management determined that the performance targets for the 2009 performance awards had been achieved during 2010. Therefore the grant date fair value associated with the performance awards granted in 2009 (based on the closing price of the Company's common stock on such dates) was $157,055 for Mr. Rutledge, $118,315 for Mr. Gerstenberg, $118,315 for Mr. Parry, and $101,107 for Mr. Weber.

(3)	The Company did not grant any stock options to any of the Named Executive Officers during 2011, 2010 or 2009.

(4)	The other compensation for Mr. McKim related primarily to his personal use in 2011 of the Company's jet airplane.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth, for each of the Named Executive Officers, (i) the threshold, midpoint and maximum of the potential cash bonuses which the Compensation Committee approved, subject to achievement of certain specified performance criteria and personal goals, for payment during the first quarter of 2012 for the year ended 2011 under either the CEO Annual Incentive Bonus Plan or the MIP, and (ii) the restricted and performance shares granted during 2011 under the Company’s 2000 and 2010 Stock Incentive Plans. The actual amounts of the cash bonuses which were paid for 2011 under the CEO Annual Incentive Bonus Plan and the MIP, based on the extent of such achievement, to each of the Named Executive Officers are described above in the Summary Compensation Table. During 2011, there were no stock options, stock appreciation rights or other similar plan-based equity awards granted to the Named Executive Officers, and the only grants awarded to such officers under non-equity incentive plans potentially providing for future payouts were the rights described in the table to receive potential cash bonuses during the first quarter of 2012 pursuant to the CEO Annual Incentive Bonus Plan or MIP for 2011. Furthermore, no stock options or other awards to the Named Executive Officers were repriced or otherwise modified during 2011.

		Potential Cash Bonuses Under CEO Annual Incentive Bonus Plan or MIP			Restricted and Performance Stock Awards
						Grant Date Fair Market Value of Stock Awards(1)
Name	Grant Date	Threshold	Midpoint	Maximum	No. Shares
Alan S. McKim	3/7/2011	$573,750	$860,625	$1,275,000	—	—
James M. Rutledge	3/7/2011	$152,000	$361,000	$570,000	—	—
	6/20/2011	—	—	—	5,320	$270,628
	12/22/2011	—	—	—	3,800	$239,856
Eric W. Gerstenberg	3/7/2011	$150,000	$356,250	$562,500	—	—
	6/20/2011	—	—	—	5,250	$267,067
	6/20/2011	—	—	—	3,750	$180,488
David M. Parry	3/7/2011	$140,000	$332,500	$525,000	—	—
	6/20/2011	—	—	—	4,900	$249,263
	6/20/2011	—	—	—	3,500	$168,455
Brian P. Weber	3/7/2011	$120,000	$285,000	$450,000	—	—
	6/20/2011	—	—	—	3,000	$152,610
	6/20/2011	—	—	—	2,400	$115,512
_______________________

(1)
The fair value of the awards is computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 12, “Stock-Based Compensation and Employee Participation Plan,” to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth the equity awards held at December 31, 2011 by each of the Named Executive Officers.

	Option Awards
	Number of Shares	Number of Shares			Stock Awards
Name	Underlying Unexercised Stock Options Exercisable	Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested
Alan S. McKim	—	—	—	—	—	—
James M. Rutledge	—	—	—	—	30,582	$1,948,991
Eric W. Gerstenberg	—	—	—	—	13,262	$845,187
David M. Parry	—	—	—	—	12,498	$796,498
Brian P. Weber	—	—	—	—	6,944	$442,541
OPTION EXERCISES AND STOCK VESTED
The following table shows for each of the Named Executive Officers the aggregate number of any options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), and the number of restricted shares and the fair value of restricted shares vested during 2011. The high and low sales prices of the Company’s Common Stock in 2011 were $64.68 and $40.28. The last sale price at year-end was $63.73. No stock appreciation rights (“SARs”) were exercised during 2011 or held by such individuals at year-end.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Vested	Value Realized on Vesting
Alan S. McKim	—	—	—	—
James M. Rutledge	—	—	22,810	$1,145,901
Eric W. Gerstenberg	—	—	11,350	$610,336
David M. Parry	—	—	12,344	$662,895
Brian P. Weber	—	—	9,354	$500,484

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following table sets forth for each of the Named Executive Officers the amounts which would potentially become payable under existing plans and arrangements if the executive’s employment had been terminated or a change of control had occurred on December 31, 2011. These potential payments reflect the executive’s level of compensation and term of service as of such date.

Name	Benefit(1)	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	—	—	—	—
	—	—	—	—
	—	—	—	—
James M. Rutledge	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$1,948,991
	Key Employee Retention Plan	$380,000	—	$380,000	(4)
Eric W. Gerstenberg	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$845,187
	Key Employee Retention Plan	$375,000	—	$375,000	(4)
David M. Parry	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$796,498
	Key Employee Retention Plan	$350,000	—	$350,000	(4)
Brian P. Weber	Stock Option Vesting Acceleration	—	—	—
	Restricted Stock Vesting Acceleration	—	—	$442,541
	Key Employee Retention Plan	$300,000	—	$300,000	(4)
__________________________

(1)	The fair value of the stock options and restricted stock is computed using the December 31, 2011 stock price of $63.73.

(2)
Executive is eligible for payment of base salary until the first to occur of one year or earlier employment, as well as up to one year of continued medical, dental, life insurance and other benefits, if any, and $15,000 in out-placement services.

(3)	Executive is also eligible for up to one year of continued medical, dental, life insurance, other benefits, if any, and $15,000 in out-placement services.

(4)	Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on Proxy Form)
The Company’s Board of Directors is seeking an advisory vote from the Company’s shareowners to approve the compensation of the Company’s Named Executive Officers, as described in the “Compensation Discussion and Analysis,” the executive compensation tables and other executive compensation disclosures in this proxy statement. Acting in response to the advisory vote taken by the Company’s shareholders at the 2011 annual meeting, the Company’s Board of Directors has determined to hold such a “say-on-pay” advisory vote on an annual basis.
As discussed under “Compensation Discussion and Analysis” in this proxy statement, the Board’s Compensation Committee, with assistance from its independent consultant, has structured the Company’s compensation program to emphasize pay for performance. The compensation opportunities provided to the Company’s Named Executive Officers, as well as the Company’s other executives, are highly dependent on the Company’s and the individual’s performance, which in turn drives the enhancement of shareowner value. The Compensation Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve the Company’s corporate objectives and to align with the interests of the Company’s long-term shareowners.
Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:
“Resolved, that the shareowners approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”
In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in “Compensation Discussion and Analysis,” as well as the following items:

•
All members of the Company’s Compensation Committee are independent directors. The Compensation Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company’s executive officers. The Compensation Committee has engaged and received advice from CFS Consulting, Inc., an independent third-party compensation consulting firm which has not provided other services to the Company. The Committee selected a peer group of companies, taking into account the compensation consultant’s recommendations, to compare to the Company’s executive officers’ compensation.

•
The Compensation Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareowner value. As described in the “Performance Graph” in this proxy statement, the Company delivered during the five-year period from January 1, 2007 to December 31, 2011, a total shareowner return of 163%, compared to −3% for the S&P 500, 13% for the NASDAQ Market Index, −7% for the NYSE Composite Index, and −37% for a group consisting of all public companies whose listed line of business is SIC Code 4953 (refuse systems).

•
Alan S. McKim, the Company’s founder and chief executive officer, has always refused to accept any form of equity incentives in light of his status as the largest individual owner of shares in the Company.

•
The Compensation Committee believes in pay-for-performance. Except for relatively modest base salaries and benefits and a relatively small portion of long-term equity incentives provided in the form of non-performance based restricted shares, the long-term incentive program is entirely performance-based. Performance shares awarded to the Named Executive Officers (other than Mr. McKim, who has received no equity awards) become vested only if performance is achieved and shares will not become vested simply with the passage of time. The Company has not granted stock options to any of its named executive officers in the past five years.

•
The Compensation Committee’s actions reflect its pay-for-performance philosophy. All of the performance shares granted to Named Executive Officers under the 2009-10, 2010-11 and 2011-12 Long Term Equity Incentive Programs vested based upon the Company’s strong performance in 2010 and 2011, as well as certain cash bonuses established by the Compensation Committee for 2010 and 2011 because of the Company’s strong performance during 2010 and 2011. However, the Named Executive Officers received only a portion of their potential annual cash bonuses for 2009 because the Company achieved only certain of the performance goals established by the Committee for 2009 cash bonuses, and all of the performance shares granted to Named Executive Officers under the 2008-2009 Long Term Equity Incentive Program were forfeited because the performance goals established by the Committee for such awards were not satisfied.

•	The Company has not entered into employment agreements with any of its executive officers.

•	Tax gross-ups are not provided to any executive officers.

•
Under the Company’s Key Employee Retention Plan, the CEO has no right to severance payments upon a Change of Control of the Company and each of the other Named Executive Officers would be entitled to receive such payments only on a “double trigger” basis (which basically requires that an actual loss of employment or significant change of position occur as a result of the Change of Control). Although the restricted stock awards which have been granted to the Company’s Named Executive Officers (other than the CEO, who has received no restricted stock awards) would provide for acceleration of vesting upon a Change of Control, those awards define “Change of Control” to require an actual change in ownership of at least 50% of the Company’s outstanding shares or of a majority of the Company’s Board of Directors.

•	The Company has stock ownership guidelines for directors and executive officers.

•
The Compensation Committee values the shareowners’ opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program.

The foregoing advisory resolution on approval of executive compensation will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board of Directors recommends that shareholders vote “FOR” such advisory proposal.

APPROVAL OF AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN
(Item 3 on Proxy Form)
The shareholders are being asked to approve the Company’s Management Incentive Plan, as amended and restated (subject to shareholder approval) on March 5, 2012 (the "Amended and Restated MIP") by the Company’s Board of Directors based upon the recommendation by the Compensation Committee. If approved by the shareholders, the Amended and Restated MIP will become effective as of January 1, 2012 and will succeed the Company’s Management Incentive Plan (the “Previous MIP”) which was adopted by the Board on December 8, 2008 and amended and restated by the Committee and full Board on March 10, 2010, each on the recommendation of the Compensation Committee. Because the Previous MIP (as well as the Amended and Restated MIP) provide only for cash bonuses and do not authorize the issuance of any stock or other equity in the Company, the Previous MIP did not require shareholder approval. However, shareholder approval of the Amended and Restated MIP is now being sought at the annual meeting in order to permit full deductibility of MIP bonuses under Section 162(m) of the Internal Revenue Code (the “Code”).
Except for the changes described below which are intended to bring the Amended and Restated MIP into compliance with Section 162(m), the provisions of both the Previous MIP and the Amended and Restated MIP are substantially the same. Accordingly, except where such changes are relevant, both the Previous MIP and the Amended and Restated MIP are collectively referred to in this proxy statement as the “MIP.”
Section 162(m) of the Code generally limits the Company’s ability to deduct for federal income tax purposes any amount of the total compensation paid to each of the Company’s “covered employees” in any year in excess of $1.0 million unless such excess qualifies as “performance-based compensation” as defined in Section 162(m). Section 162(m) defines “covered employees” to include the Company’s CEO and the next three highest paid executives (other than the CFO) in the most recently completed fiscal year. As described above in this proxy statement under “Compensation Discussion and Analysis – Base Salary” and “–Performance-Based Cash Bonuses,” the Company’s Compensation Committee granted for 2011 to Eric W. Gerstenberg, President-Environmental Services, David M. Parry, President-Energy and Industrial Services, and Brian P. Weber, Executive Vice President-Corporate Planning and Development, who were in 2011 the Company’s “covered employees” (other than the CEO, who does not participate in the MIP), total base salaries and MIP bonuses of $920,625, $857,750 and $738,750, respectively. Such amounts, together with any other compensation received by those three executives in 2011 which did not qualify as “performance-based compensation” under Section 162(m), were each less than $1.0 million, and Section 162(m) therefore did not limit the amount of the MIP bonuses which the Company was permitted to deduct in 2011. However, there is no assurance that this will continue to be true in future years, and it is possible that Section 162(m) might limit the Company’s ability to deduct a portion of the MIP bonuses in future years unless the MIP is brought into compliance with Section 162(m).
In order to bring the MIP into compliance with Section 162(m), the following changes have been made to the Previous MIP through the Amended and Restated MIP as approved by the Compensation Committee and full Board: (i) the Amended and Restated MIP contains a more precise description of the performance measures that can be used by the Compensation Committee in establishing on an annual basis objective performance goals under the MIP; (ii) the Amended and Restated MIP contains a maximum limit of $2.0 million per annum that can be paid as annual bonuses to any individual under the MIP; and (iii) the Amended and Restated MIP requires that the material terms of the performance goals under which bonuses can be paid under the MIP be disclosed to and approved by the Company’s shareholders at least once every five years. Each of those provisions of the Amended and Restated MIP is described below, and the proposed shareholder approval of the Amended and Restated MIP at the annual meeting is intended to constitute approval of those provisions for purposes of Section 162(m).
Neither the Previous MIP nor the Amended and Restated MIP provides for any cash bonuses to be paid to the Company’s CEO. Rather, potential bonuses payable to the CEO are subject to the Company’s separate CEO Annual Incentive Bonus MIP which was approved by the Company’s shareholders at the 2009 annual meeting.
The principal features of the Amended and Restated MIP are summarized below. The summary is qualified in its entirety by reference to the full text of the Amended and Restated MIP, which is set forth as Appendix A to this proxy statement.
Purposes
The purposes of the Amended and Restated MIP are (i) to provide a strong incentive each year for performance of the executive officers (other than the CEO) and other senior managers of the Company and its subsidiaries by making available potential annual bonuses payable in cash based upon objective measures of corporate performance or satisfaction of certain other objective personal goals predetermined for each participant and (ii) to allow full deductibility of such bonuses under Section 162(m) of the Code.
Administration
The MIP is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, which is appointed by the full Board of Directors and consists of not less than two members of the Board, each of whom must be both an “outside director” as defined in Section 162(m) of the Code and an “independent director” under the listing requirements of the New York Stock Exchange. As now constituted, the Committee consists of Daniel J. McCarthy, Chairman, Eugene Banucci, John P. DeVillars and Lorne R. Waxlax, although Mr. Waxlax will cease to serve on the Committee at the time of the annual meeting because of his decision to then retire from the Board and not stand for re-election.
The Committee has the authority in its sole discretion, subject to and not inconsistent with the express provisions of the MIP, to administer the MIP and to exercise all the powers and authorities either specifically granted to it under the MIP or necessary or advisable in the administration of the MIP including, without limitation, to construe and interpret the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, and to make all other determinations deemed necessary or advisable for the administration of the MIP.
Participants
Each year, the Company’s CEO, based on advice from those senior executive officers of the Company and its subsidiaries who report directly to the CEO, selects as “Participants” in the MIP for that year certain employees of the Company and its subsidiaries based on each such employee’s potential contribution to the corporate performance of the Company and its subsidiaries for that year. For 2011, there were 47 Participants in the MIP.
In order to be eligible to receive bonuses under the MIP for any year, a Participant must be employed by the Company or a subsidiary both (i) on the last day of such year, and (ii) except in the case of a termination of employment due to death, disability or a layoff (but not including either voluntary termination or termination for “cause” as determined by the Committee) after the last day of such year, on the date when the MIP bonuses are paid.
Annual Bonuses
Under the MIP, each Participant is entitled to earn a cash bonus for each year (subject to the overall limitation for each Participant as described below) based upon the Company meeting certain Performance Criteria selected by the Committee for such year. Subject to satisfaction of such Performance Criteria and such overall limitation, the amount of such cash bonus which may be earned by each Participant will be based upon a percentage of the base salary which such Participant receives or is entitled to receive for such Participant’s services during such year. For 2011, the amount of cash bonuses which could potentially be earned based upon satisfaction of the Performance Criteria ranged from 10% to 120% of base salary depending on the respective level of management responsibility of each Participant. For each Performance Criteria, the Committee may also determine Threshold, Interim and Maximum levels of achievement and the respective amounts of bonus which may potentially be earned based on each such level. If the Committee establishes Threshold, Interim and Maximum levels of achievement for any Performance Criteria, the Committee may also determine how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during any MIP year is between such respective levels.
Under the MIP, the Performance Criteria may be based on one or more of the following: the Company’s consolidated revenues, the Company’s EBITDA (which the MIP defines as the Company’s “Adjusted EBITDA” as reported in the Company’s annual report on Form 10-K), the Company’s “MIP EBITDA” (consisting of the Company’s EBITDA with certain additional adjustments established by the Committee for amounts which are not derived from the Company’s normal operations and over which the Participants do not exercise control such as acquisition and integration costs, adjustments to environmental liabilities, gains and losses from currency exchange rates, and changes in accounting principles), the ratio of the Company’s EBITDA or MIP EBITDA to consolidated revenues (“EBITDA Margin”), the Company’s earnings per share, the Company’s return on total assets (excluding excess cash), the Company’s return on shareholder equity, the Company’s return on invested capital, or the Company’s return on long-term assets. The MIP provides that such Performance Criteria may be based on an absolute performance under such measure for the year and/or upon a comparison of such performance with the performance in a prior period or the performance of a peer group. The MIP requires that, in the case of each Performance Criteria, both the Criteria and the manner of determining the level of achievement thereof must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such level of achievement has been achieved and (2) the total dollar amount of the bonus (if any) for each year which has been earned based on such performance.

On or before the 90th day of each year, the Committee will determine the Performance Criteria for such year and the respective amounts of bonus which can potentially be earned for achievement of such Criteria. If the Committee establishes Threshold, Interim and Maximum levels of achievement for any Performance Criteria, the Committee may also determine how the amount of the potential bonus associated with such Criteria shall be determined if the actual level of achievement relating to such Criteria during the year is between such respective levels. Once the Committee has established for any year the Performance Criteria and, if applicable, the related Threshold, Interim and Maximum levels of achievement, the Committee may not thereafter change those Criteria or levels for that year, except to the extent that the Committee determines that such a change (either an increase or a decrease) is necessary to adjust for significant developments such as a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles which affect the calculation of such Criteria or levels and which become effective during the year.
In addition to their right described above to potentially earn bonuses under the MIP based on the level of the Company’s achievement of the Performance Criteria established by the Compensation Committee, members of the Company’s Executive Staff, other than the CEO, who report directly to the CEO also participate in a Senior Executive Incentive Program (the “SEIP”) under the MIP. Under the SEIP, such members of the Executive Staff may potentially earn additional cash bonuses (calculated as a percentage of each such member’s base salary) based on their respective satisfaction of certain Personal Goals approved for each such Participant by the Committee during the first quarter of each year on the advice of the Company’s CEO. For 2011, there were eight members of the Executive Staff who participated in the SEIP, and each such member was entitled to receive a bonus of between 3% and 10% of his or her base salary for satisfaction of each such Personal Goal, with a maximum limitation of 30% of base salary for satisfaction of all of such Personal Goals.
The Personal Goals which the Committee may establish for each member of the Executive Staff under the SEIP are based on the personal management responsibilities of each such member. As in the case of the Company’s Performance Criteria and the related levels of achievement described above, each Personal Goal and the manner of determining the achievement thereof as established by the Committee for each year must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Personal Goal at each such level has been achieved and (2) the total dollar amount of the bonus for each year which has been earned based on such performance. In the Committee’s discretion, such Personal Goals may include one or more of the following factors:
In the case of the CFO - maintenance of selling, general and administrative expenses as a percentage of revenues; cost reductions; increases in the Company’s EBITDA; reduction of average duration of the Company’s outstanding receivables (in days); improvements in compliance to risk-based internal audit function (as objectively determined); timely issuance of internal monthly financial reports; and maintaining high standards in internal control assessments (as objectively determined);
In the case of any member of the Executive Staff having direct responsibility for a business segment - revenue growth of such business segment; increase in EBITDA of such business segment; reduction of average duration of outstanding receivables for the customers of such segment (in days); improved health and safety performance by such segment; and improvement in profitability and/or utilization of staff and/or assets of such segment; and
In the case of any member of the Executive Staff having direct responsibility for other activities of the Company such as acquisitions, human resources, or corporate sales and marketing – specific improvements relating to such activities, such as completion of acquisitions; integration of management, training and reporting systems of acquired businesses, improved utilization of staff and/or assets; implementation of new or improved computer or other management or reporting systems; acquisition or increased level of revenue from significant customer accounts or services offered; reduction of average duration of the Company’s outstanding receivables (in days); reduction of costs; and improved health and safety performance (as objectively determined).
Within 75 days following the end of each year, the Committee will determine and certify in writing to the full Board whether or not each of the Performance Criteria and Personal Goals has been satisfied and, if so, at what level, and the amount, if any, of the total bonuses payable under the MIP to each Participant. The Committee may decrease, but may not increase, the amount of the potential bonus for each Performance Criteria and Personal Goal as calculated pursuant to the terms originally established by the Committee. The amount of the total bonuses earned, as certified by the Committee, will be payable to each Participant on or before March 15 of the year following the award year.
Notwithstanding the foregoing, the Amended and Restated MIP contains a maximum limit of $2.0 million that can be paid for any year as bonuses to any individual under the MIP based on achievement of either, or both, Performance Criteria or Personal Goals.

Term of the MIP
If approved by the shareholders at the annual meeting, the Amended and Restated MIP will continue in effect until either (i) terminated by the Board or the Board’s Compensation Committee or (ii) the Company’s shareholders fail to approve at least once in every five years the material terms of the performance goals under which bonuses can be paid under the MIP. The Board or the Compensation Committee may amend, suspend or terminate the MIP at any time, except that no amendment shall be made without shareholder approval if shareholder approval is necessary for bonuses payable under the MIP to qualify as “performance-based compensation” under Section 162(m) of the Code.
MIP Bonuses
For 2011, the Company paid to the 47 Participants for that year an aggregate of $5,497,874 of bonuses under the MIP, which consisted of a total of $4,875,459 paid to all such Participants for full achievement of the Performance Criteria goal of not less than $315.0 million of MIP EBITDA and a total of $622,415 paid to all eight members of the Executive Staff who participated in the SEIP for full or partial achievement of their respective Personal Goals. The following table shows the total bonuses paid for 2011 to each of the Named Executive Officers (other than the CEO, who does not participate in the MIP) and to all Participants in the MIP. See “Compensation Discussion and Analysis – Performance-Based Cash Bonuses” above in this proxy statement for further information about the Performance Criteria, Personal Goals and the level of satisfaction thereof which resulted in the payment of such bonuses.

Name and Principal Position	Performance Criteria Bonus (Based on the Company’s MIP EBITDA)	SEIP Bonus (Based on Personal Goals)	Total

James M. Rutledge Vice Chairman, Treasurer and Chief Financial Officer	$456,000	$94,240	$550,240

Eric W. Gerstenberg President, Environmental Services	$450,000	$95,625	$545,625

David M. Parry President, Energy and Industrial Services	$420,000	$87,750	$507,750

Brian P. Weber Executive Vice President – Corporate Planning and Development	$360,000	$78,750	$438,750

All Participants in the Plan (47 persons)	$4,875,459	$622,415	$5,497,874

Because the respective amounts of bonuses under the MIP which may be earned in 2012 and subsequent years will be determined based upon actual future performance and are subject to potential reduction by the Compensation Committee, the amount of any such future bonuses is not now determinable.
Federal Income Tax Consequences
Under the Code as now in effect, Participants will recognize ordinary income equal to the amount of the bonuses paid to them under the Amended and Restated MIP in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that MIP bonuses satisfy the requirements of Section 162(m) of the Code (including, without limitation, the requirement that the MIP be approved by the Company’s shareholders as described above), the Company will be permitted to deduct the amount constituting ordinary income to the Participant. The Amended and Restated MIP has also been structured to enable MIP bonuses to qualify for the short-term deferral exception under Section 409A of the Code, which regulates certain deferred compensation arrangements.
Vote Required for Approval
As described above, if the Amended and Restated MIP is approved by the shareholders, the Amended and Restated MIP will become effective as of January 1, 2012 and will succeed the Previous MIP as now in effect. If the Amended and Restated MIP is not approved by the shareholders, the Previous MIP will remain in effect and the Company’s Board of Directors anticipates that the Compensation Committee will likely continue, subject to the level of future satisfaction of Performance Criteria and Personal Goals established by the Committee, to grant bonuses to Participants under the MIP similar to those paid for 2011 as described above. However, under Section 162(m) of the Code, to the extent any such bonus paid to a “covered employee” causes the total amount of the base salary, MIP bonuses and any other compensation which does not qualify as “performance-based compensation” under Section 162(m) for any year to exceed $1,000,000, the amount of such excess would not be deductible by the Company for federal income tax purposes.
Approval of the Amended and Restated MIP will require the affirmative vote of the holders of a majority of the shares of common stock represented and cast on such proposal at the meeting. Unless otherwise specified thereon, proxies received in the accompanying form will be voted in favor of approval of the Amended and Restated MIP. The Board of Directors recommends that shareholders vote “FOR” approval of the Amended and Restated MIP.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on Proxy Form)
Selection of the Company’s Independent Registered Public Accountant
Under applicable law and the procedures adopted by the Company’s Board of Directors, the Audit Committee of the Company’s Board of Directors selects the Company’s independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012. Deloitte has previously served as the Company’s independent registered public accounting firm commencing with the year ended December 31, 2006. Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.
In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Deloitte and concluded that Deloitte has no commercial relationship with the Company that would impair its independence.
During the two most recent fiscal years of the Company ended December 31, 2011, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
Although shareholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company’s Board of Directors, the Committee’s selection of Deloitte  as the Company’s independent registered public accounting firm for 2012 is being submitted for ratification by the shareholders at the annual meeting because the Company’s Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte . Even if the selection of Deloitte  is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit and Related Fees
In addition to retaining Deloitte to audit the Company’s consolidated financial statements for the two years ended December 31, 2011, the Company and its subsidiaries retained Deloitte to provide tax and certain other services for 2011 and 2010. The aggregate fees and expenses billed for 2011 and 2010 for these services were as described in the following table:

	For the Year
	2011	2010
Audit Fees	$2,594,572	$2,034,023
Audit-Related Fees	90,250	26,000
Tax Fees	73,798	80,176
All Other Fees	2,200	2,200
	$2,760,820	$2,142,399
Audit Fees ($2,594,572 for 2011 and $2,034,023 for 2010) include fees and expenses for services rendered in connection with the audits of the Company’s consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company’s Form 10-Q reports, and services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years.
Audit-Related Fees ($90,250 for 2011 and $26,000 for 2010) include fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category for 2011 included work performed related to a $250.0 million senior secured offering which was privately placed in March 2011, a subsequent registered exchange offering relating to such notes, and a response to a comment letter from the Securities and Exchange Commission. The services for the fees disclosed under this category for 2010 included work performed related to the Company’s filing of a registration statement on Form S-8 in May 2010 and responses to comment letters from the Securities and Exchange Commission.
Tax Fees ($73,798 for 2011 and $80,176 for 2010) include fees and expenses for tax planning, U.S. and foreign tax compliance, applications for tax credits and accounting method changes and other general consultation and advice.
All Other Fees ($2,200 for each of 2011 and 2010) include fees and expenses for services which do not fall within the categories described above.
The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2011 and 2010 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company’s independent registered public accounting firm. The Audit Committee also monitors the Company’s compliance with restrictions put in place to continue to ensure that the services provided by the Company’s independent registered public accounting firm are consistent with the maintenance of that firm’s independence in the conduct of its auditing functions.
Audit Committee Report
The Audit Committee of the Board of Directors (the “Committee”) is now comprised of the four directors named below. The Company’s Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company’s Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on December 9, 2008, is available on the Company’s website at www.cleanharbors.com. The Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and with the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for expressing opinions on the Company’s audited financial statements in accordance with generally accepted accounting principles and on the Company’s internal controls over financial reporting based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee has discussed with the Company’s independent registered public accounting firm, which was Deloitte & Touche LLP for 2011 and 2010, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and as adopted by the PCAOB, as well as Rule 2-07 of Regulation S-X of the SEC — “Communication with Audit Committees.” Deloitte have also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with Deloitte the firm’s independence. The Committee also considered whether the provision by Deloitte of non-audit related services, which for 2011 and 2010 consisted primarily of tax services, is compatible with the independence standard.
Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte for 2011 and 2010 be included in the Company’s Annual Report on Form 10-K for 2011, and the Committee has appointed Deloitte as the Company’s independent registered public accounting firm for 2012. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Thomas J. Shields, Chairman
Eugene Banucci
John F. Kaslow
Andrea Robertson

Ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote “FOR” such ratification.

PERFORMANCE GRAPH
The following graph compares the five-year return from investing $100 in each of Clean Harbors, Inc. common stock, the NASDAQ Market Index, the NYSE Market Index, and an index of environmental services companies (custom peer group) compiled by CoreData. Clean Harbors, Inc. common stock commenced trading on the New York Stock Exchange on December 15, 2008, and therefore both the NASDAQ Market Index and the NYSE Composite Index were used as comparable indices. The environmental services group used by CoreData includes all companies whose listed line-of-business is SIC Code 4953 (refuse systems), and assumes reinvestment of dividends on the ex-dividend date. An index compares relative performance since a particular starting date. In this instance, the starting date was December 31, 2006, when the Company’s common stock closed at $24.20 per share.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG CLEAN HARBORS, INC.,
NASDAQ MARKET INDEX, NYSE MARKET INDEX, AND CUSTOM PEER GROUP
ASSUMES $100 INVESTED ON JAN. 1, 2007
ASSUMES DIVIDEND REINVESTED
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 2011 such filing requirements were satisfied on a timely basis, except that John DeVillars, Simon Gerlin, Alan McKim and Thomas Seeger were each late in filing one Form 4 and David Musselman and Thomas Seeger were each late in filing a Form 3 upon joining the Company.

NOTIFICATION REGARDING AMENDMENT OF BY-LAWS

On December 5, 2011, the Company's Board of Directors amended and restated the Company's By-Laws in order to provide for majority voting in contested elections of directors. The amendment and restatement became effect immediately upon adoption by the Board, and will apply to the election of directors at the 2012 annual meeting of shareholders as described above in this proxy statement. There is no requirement that the shareholders approve the Amended and Restated By-Laws, and the following description of the changes to the By- Laws constitutes the shareholder notice of such changes which is required by the Company’s By-Laws as previously in effect and the Massachusetts Business Corporation Act.
Section 1 of Article I, “Shareholders,” of the By-Laws was amended to provide that election of directors shall be conducted in accordance with Section 3 of Article II of the By-Laws, rather than by a plurality of the votes cast as previously provided. Section 3 of Article II, “Directors,” of the By-Laws was amended to provide that nominees for director will be elected to the Board by a majority of the votes cast at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority and exclude abstentions and broker “non-votes” with respect to that director’s election. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast.
Section 3 of Article II, as amended, also provides that, if a nominee who already serves as a director (an “incumbent director”) is not re-elected by such a majority vote and no successor has been elected at such meeting (and therefore the incumbent director continues in accordance with Massachusetts law to serve as a “holdover director” until his or her resignation or the election of a successor), the incumbent director shall promptly tender a written notice of his or her resignation (without specifying the effective date thereof) to the Board. The Corporate Governance Committee (the “Committee”), which is composed exclusively of “independent directors” as determined in accordance with the rules of the New York Stock Exchange, will then make a recommendation to the full Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation taking into account the recommendation of the Committee, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Committee in making its recommendation, and the Board in making its decision, may each consider the potential impact of such resignation of the Company’s ability to comply with applicable legal and listing standards and any other factors or other information that it considers appropriate and relevant. The incumbent director who tenders his or her resignation shall not participate in the recommendation of the Committee or the decision of the Board with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, then the Board may fill any resulting vacancy or decrease the size of the Board.

Section 3 of Article I, “Shareholders,” of the By-Laws was amended to provide that, when any meeting of shareholders is convened, the Chairman of the Board or other presiding officer may adjourn the meeting for a period of time not to exceed 30 days if (a) no quorum is present for the transaction of business or (b) the Chairman of the Board or other presiding officer determines that adjournment is necessary or appropriate to enable the shareholders (i) to consider fully information which such officer determines has not been made sufficiently or timely available to shareholders or (ii) otherwise to exercise effectively their voting rights. In such event, the Chairman of the Board or other presiding officer shall announce the adjournment and date, time and place of reconvening.

Section 7 of Article II, “Directors,” of the By-Laws was amended to provide that a resignation of a director (including, without limitation, an incumbent director) shall become effective as specified in the written notice of resignation delivered by such director or, in the absence of such specification, upon the acceptance of such resignation by the Board.

The foregoing description of the amendments to the Company’s By-Laws is qualified in its entirety by reference to the complete text of the Amended and Restated By-Laws, as effective as of December 5, 2011. A copy of the Amended and Restated By-Laws was filed on December 6, 2011 with the Securities and Exchange Commission as Exhibit 3.4C to the Company’s Report on Form 8-K and is available at www.sec.gov, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.

SHAREHOLDER PROPOSALS
Proposals which qualified shareholders intend to present at the 2013 Annual Meeting must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting no later than November 26, 2012.
Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2013 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Secretary and received at the Company’s principal executive offices not later than December 7, 2012. The written notice must satisfy certain requirements specified in the Company’s By-Laws. A copy of the Company’s Amended and Restated By-Laws as now in effect is available over the Internet at the SEC’s website at http://www.sec.gov as Exhibit 3.4C to the Company’s Report on Form 8-K as filed on December 6, 2011, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
OTHER INFORMATION
Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedules, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through the Company’s website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company’s filings are also available on the website maintained by the SEC at www.sec.gov. The Company’s Corporate Governance Guidelines, the charters of the Committees of the Board, and Code of Conduct, which applies to all of the Company’s directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the Company’s website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to shareholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061, telephone (781) 792-5000, Ext. 4454. Information on the Company’s website or connected to it is not incorporated by reference into this proxy statement.
OTHER MATTERS
Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Secretary
March 23, 2012
THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE OR PROXY CARD YOU RECEIVE.

APPENDIX A

CLEAN HARBORS, INC.
MANAGEMENT INCENTIVE PLAN
[As Amended and Restated on March 5, 2012]

1.	Purpose.
The purposes of this Management Incentive Plan (the “MIP”) are: (i) to provide a strong financial incentive for performance of the executive officers (other than the Chief Executive Officer) and certain other senior managers of the Company and its Subsidiaries by making available for each Plan Year potential bonuses (“Annual MIP Bonuses”) payable in cash based upon objective measures of corporate performance or satisfaction of certain other objective Personal Goals pre-determined for each Participant and (ii) to allow full deductibility of such bonuses under Section 162(m) of the Code.
The Compensation Committee of the Company's Board of Directors (the “Committee”) shall be responsible for administration of the MIP and for determining the terms and amounts of the Annual MIP Bonuses.

2.	Shareholder Approval.
The MIP is subject to the approval of the shareholders of the Company in a separate vote; in addition, shareholder approval of the Performance Criteria (including Personal Goals) must be renewed not less often than every five years. Approval of the MIP (and subsequent renewal of the approval of the Performance Criteria) shall require the affirmative, separate vote of the holders of a majority of the shares of common stock represented and cast on such proposal at the meeting. If the Company's shareholders fail to approve the material Performance Criteria at least once in every five years, the MIP shall terminate. The MIP shall also terminate if so directed by the Board of Directors or by the Committee.

3.	Annual MIP Bonuses.
(a)Establishment of Potential Annual MIP Bonuses.    On or before the 90th day of each Plan Year (that is, before March 30 in the case of a calendar year or, in the case of a Plan Year that is less than 360 days, before the lapse of 25% of the period), the Committee shall determine and set forth in writing:
(i)the Performance Criteria for such Plan Year and, where deemed appropriate by the Committee, a Threshold, Maximum and any Interim Levels of Achievement for each such Performance Criterion and how the amount of the Annual MIP Bonuses associated with such Performance Criteria shall be determined if the actual level of achievement relating to such Criteria is between such respective Levels of Achievement;
(ii)in the case of Annual MIP Bonuses under the Senior Executive Incentive Program (the “SEIP”) described below, the Personal Goals for such Plan Year and, where deemed appropriate by the Committee, a Threshold, Maximum and any Interim Levels of Achievement for each such Personal Goal; and
(iii)the respective amounts of Annual MIP Bonuses which can potentially be earned based on attainment of each such Level of Achievement. Each Annual MIP Bonus may be expressed as a percentage of each Participant's Base Compensation for the Plan Year, as a fixed dollar amount, or in any other manner as the Committee may determine provided that the amount thereof can be objectively calculated.
In no case shall the Committee determine a Performance Criterion or Personal Goal which, as of the time it is determined, is substantially certain to be achieved.
(b)Maximum Bonus. In no case shall the total Annual MIP Bonus payable to any individual Participant in any Plan Year under the MIP exceed $2,000,000.
(c)Eligible Employees. Each of the members of the Executive Staff (except the Chief Executive Officer) and each of the other senior managers of the Company and its Subsidiaries shall be eligible to participate in the MIP, subject to selection by the Chief Executive Officer. At the beginning of each Plan Year, the Company's Chief Executive Officer, based on advice from the Executive Staff, will select as Participants in the MIP for that Plan Year certain executive officers and senior managers of the Company and its Subsidiaries based on each such employee's potential contribution to the corporate performance of the Company and its Subsidiaries for that Plan Year.
(d)Performance Criteria and Personal Goals. Each of the Performance Criteria (including Personal Goals) and the Levels of Achievement relevant thereto shall be objective. Each shall be considered objective if a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such Level of Achievement has been achieved and (2) the total amount of the Annual MIP Bonus (if any) for each Plan Year which has been earned based upon such performance. No Performance Criterion or Personal Goal shall be determined which is not identified in Section 6 of this MIP.
(e)Extraordinary Events. To the extent that the Committee determines following the establishment of the Performance Criteria, Personal Goals and Levels of Achievement for any Plan Year that a change (either an increase or a decrease) is appropriate in order to adjust for effects of extraordinary events (such as a material acquisition or divestiture or change in accounting methods) as determined under generally accepted accounting principles (“GAAP”), which affect the calculation of such Criteria, Personal Goals or Levels of Achievement and which become effective during such Plan Year, the Committee shall have authority to make such change by setting forth the revised terms thereof in writing.
(f)Supplemental Executive Incentive Program (the “SEIP”). The SEIP shall be part of this MIP and subject to all requirements set forth herein. Pursuant to the SEIP, the Committee shall have authority to award to any member of the Executive Staff a Supplemental Executive Incentive Bonus (which shall be considered an Annual MIP Bonus) of up to a specified percentage of Base Compensation (or a fixed dollar amount) if such Participant meets or exceeds during a Plan Year the Personal Goals which are established by the Committee for such Participant in the same manner as the Committee shall establish other Performance Criteria hereunder.
(g)Determination and Certification of Annual MIP Bonuses.   Within 75 days following the end of each Plan Year, the Committee shall determine and certify in writing to the Board (i) whether or not each of the Performance Criteria for such Plan Year has been satisfied and, if so, at what Level of Achievement, (ii) whether or not any Personal Goals established for any Participant for such Plan Year have been met and, if so, the level of Achievement, and (iii) the amount, if any, of the total Annual MIP Bonus payable for such Plan Year to each of the Participants. In all cases the amount of any Annual MIP Bonus shall be determined strictly based on the achievement of one or more Performance Criteria (which may include Personal Goals) which are objective and pre-established by the Committee as set forth herein, provided, however, that the Committee may, if it deems it to be in the best interests of the Company, decrease (but not increase) the amount of the potential bonus from that calculated. The amount of any Annual MIP Bonus, as so certified by the Committee, shall be communicated in writing to each Participant and shall be payable to such Participant as provided in Section 3(j).
(h)Definition of Accounting Terms.   Unless otherwise so determined by the Committee and reflected in the terms of the potential Annual MIP Bonus established pursuant to Section 3(a), accounting terms used by the Committee in establishing the Performance Criteria, Levels of Achievement and Personal Goals shall be defined, and the results based thereon shall be measured, in accordance with generally accepted accounting principles (GAAP) as consistently applied by the Company in preparing its consolidated financial statements and related financial disclosures for the Plan Year, as included in its reports filed with the Securities and Exchange Commission.
(i)Employment Requirement for Annual MIP Bonus Payments and Exceptions Thereto. In order to be eligible to receive an Annual Incentive Bonus under this MIP for any Plan Year, a Participant must be employed by the Company or a Subsidiary both (i) on the last day of such Plan Year, and (ii) except in the case of a termination of employment due to death, disability or a layoff (but not including either voluntary termination or termination for “cause” as determined by the Committee) after the last day of such Plan Year, on the date when the Annual MIP Bonus is paid.
(j)Time of Payment.  Any Annual MIP Bonus to which a Participant becomes entitled under the MIP with respect to a Plan Year shall be paid in a single lump sum cash payment as soon as practicable after the amount thereof is determined by the Committee, but in no case later than the March 15th immediately following completion of the Plan Year.

4.	Compensation Committee.
 The MIP shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, which shall be appointed by the full Board and which shall consist, during the term of the MIP, of not less than two members of the Board. Every member of the Committee shall be both an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and an “independent director” under the listing requirements of the New York Stock Exchange (or such other primary stock exchange on which the common stock of the Company may then be listed). No member of the Committee may be a current employee of the Company or any Subsidiary, or a current or former officer of the Company or any Subsidiary. No member of the Committee may receive remuneration from the Company or any Subsidiary other than normal and customary fees and other amounts payable for services as a director or member of a committee of the Board.
The Committee shall have the obligation and authority in its sole discretion, subject to and not inconsistent with the express provisions of the MIP, to administer the MIP and to exercise all the powers and authorities either specifically granted to it under the MIP or necessary or advisable in the administration of the MIP. Without limiting the foregoing, the Committee shall have authority to construe and interpret the MIP, to prescribe, amend and rescind rules and regulations relating to the MIP, and to make all other determinations deemed necessary or advisable for the administration of the MIP.
The Committee may appoint a chair and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the MIP. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the MIP from or through any Participant) and any shareholder.
No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the MIP or any Annual MIP Bonus hereunder.

5.	General Provisions.
(a)No Right to Continued Employment.    Nothing in the MIP or in any potential Annual MIP Bonus hereunder shall confer upon any Participant the right to continue in the employ of the Company or any Subsidiary in any capacity or to be entitled to any remuneration or benefits not set forth in the MIP or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such Participant's employment.
(b)Withholding Taxes.    The Company shall deduct from all payments under the MIP any taxes required to be withheld by federal, state and local governments.
(c)Amendment and Termination of the MIP.    The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the MIP in whole or in part, provided, however, that no amendment shall be made without shareholder approval if such approval is necessary for Annual MIP Bonuses to qualify as “performance-based compensation” under Section 162(m) of the Code. Additionally, the Committee may make such amendments as it deems necessary to comply with any applicable laws, rules and regulations.
(d)Participant Rights.   No Participant in the MIP for a particular Plan Year shall have any claim to be granted any Annual MIP Bonus under the MIP for any subsequent Plan Year. Furthermore, there is no obligation for uniformity of treatment of Participants in the event that more than one Participant shall potentially be entitled to receive an Annual MIP Bonus with respect to any Plan Year or any subsequent Plan Year.
(e)Unfunded Status of Annual Incentive Bonuses.    The MIP is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Annual MIP Bonus, nothing contained in the MIP or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.
(f)Nonalienation of Benefits. No right or benefit under the MIP shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No potential right to receive any Annual MIP Bonus hereunder shall in any manner be subject to any debts, contracts, liabilities, or torts of the person entitled to such right or interest.
(g)Interpretation. Each Annual MIP Bonus is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, and in all particular respects the MIP is to be interpreted consistently with this intention.

(h)Governing Law.   The MIP and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law principles thereof), except to the extent that such law is preempted by federal law.
(i)Effective Date.   The effective date of the MIP, as amended and restated hereby, is January 1, 2012.

6.	Performance Criteria.
The Performance Criteria may include one or more of the following:
(a)the Company's consolidated revenues;
(b)the Company's earnings before interest, taxes, depreciation and amortization (“EBITDA”), which shall mean the Company's “Adjusted EBITDA” as reported in the Company's annual report on Form 10-K;
(c)the Company's “MIP EBITDA,” consisting of the Company's EBITDA with certain additional adjustments established by the Committee for amounts which are not derived from the Company's normal operations and over which the Participants do not exercise control such as acquisition and integration costs, adjustments to environmental liabilities, gains and losses from currency exchange rates, and changes in accounting principles;
(d)the ratio of the Company's EBITDA or MIP EBITDA to consolidated revenues (“EBITDA Margin”);
(e)the Company's earnings per share;
(f)the Company's return on total assets (excluding excess cash);
(g)the Company's return on shareholder equity;
(h)the Company's return on invested capital; or
(i)the Company's return on long-term assets.
In the case of Annual MIP Bonuses under the SEIP, Personal Goals may include one or more of the following factors:
(j)In the case of the Chief Financial Officer (“CFO”): maintenance of selling, general and administrative expenses as a percentage of revenues; cost reductions; increases in the Company's EBITDA; reduction of average duration of the Company's outstanding receivables (in days); improvements in compliance to risk-based internal audit function (as objectively measured); timely issuance of internal monthly financial reports; and maintaining high standards in internal control assessments (as objectively measured);
(k)In the case of any member of the Executive Staff having direct responsibility for a business segment: revenue growth of such business segment; increase in EBITDA of such business segment; reduction of average duration of outstanding receivables for the customers (in days) of such segment; improved health and safety performance by such segment (as objectively measured); and improvement in profitability and/or utilization of staff and/or assets of such segment; or
(l)In the case of any member of the Executive Staff having direct responsibility for other activities of the Company such as acquisitions, human resources, or corporate sales and marketing: specific improvements relating to such activities (as objectively measured), such as completion of acquisitions, integration of management, training and reporting systems of acquired businesses, improved utilization of staff and/or assets; implementation of new or improved computer or other management or reporting systems; acquisition or increased level of revenue from significant customer accounts or services offered; reduction of average duration of the Company's outstanding receivables (in days); reduction of costs; and improved health and safety performance (as objectively measured).
Performance Criteria (including Personal Goals) may be based on an absolute performance under such measure for the Plan Year or upon a comparison of such performance with the performance in a prior period, or the performance of a peer group.
In all cases, both the Performance Criteria and the manner of determining the Level of Achievement thereof must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance

Criterion at each such Level of Achievement has been achieved and (2) the total dollar amount of the bonus (if any) for each year which has been earned based on such performance.

7.	Definitions.
The following terms, as used herein, have the following meanings:
(a)“Annual MIP Bonus” means any Annual MIP Bonus to which a Participant may become entitled pursuant to the MIP; provided, however, that the establishment by the Committee of a potential Annual MIP Bonus with respect to a Participant pursuant to Section 3(a) does not, by itself, entitle the Participant to payment of any such Bonus until such Bonus has been earned and becomes payable pursuant to other provisions hereof.
(b)“Base Compensation” means the actual earned base salary which each Participant receives or is entitled to receive from the Company or any Subsidiary for such Participant's services during any Plan Year.
(c)“Board” means the Board of Directors of the Company.
(d)“Committee” means the Compensation Committee of the Board.
(e)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(f)“Company” means Clean Harbors, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, or any successor corporation.
(g)“EBITDA” means the Company's “Adjusted EBITDA” as reported in the Company's Annual Report on Form 10-K.
(h)“Executive Staff” means those senior executive officers of the Company and its Subsidiaries who report directly to the Company's Chief Executive Officer.
(i)“Interim Level of Achievement” means any Level of Achievement between the Threshold Level of Achievement and the Maximum Level of Achievement which must be attained for a portion between the minimum and maximum portions of an Annual MIP Bonus which is based on achievement of that Performance Criteria to be earned.
(j)“Level of Achievement” means a Minimum Level of Achievement, a Maximum Level of Achievement, and any Interim Levels of Achievement which may be established by the Committee in its discretion with respect to each Performance Criteria for each Plan Year.
(k)“Maximum Level of Achievement” means a specified level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the maximum portion of an Annual MIP Bonus which is based on achievement of that Performance Criteria to be earned.
(l) “MIP” means this Management Incentive Plan, as amended and restated hereby and as it may hereafter be amended and/or restated from time to time in accordance with its terms.
(m)“Participant” means an employee of the Company or any Subsidiary who shall, based on such employee's potential contribution to the corporate performance of the Company and its Subsidiaries for any Plan Year, be selected (as evidenced by a letter from the Company's Chief Executive Officer to such Participant) by the Company's Chief Executive Officer (based upon advice from the Executive Staff) to participate in the MIP for such Plan Year.
(n)“Performance Criteria” means one or more pre-established, objective measures of performance during a Plan Year determined by the Committee in its discretion. Performance Criteria may include only one or more of those criteria (including Personal Goals) listed in Section 6 of this MIP.
(o)“Personal Goals” means goals applicable to a Plan Year which are established by the Committee on the advice of the Company's Chief Executive Officer with respect to any member of the Executive Staff. Personal Goals shall be considered to be Performance Criteria for all purposes under the MIP.
(p)“Plan Year” means the Company's fiscal year. In the event that a Participant becomes eligible and is added to the MIP later than the beginning of the fiscal year, the Plan Year as to that Participant will comprise such shorter period as runs from the effective date of such addition to the end of the fiscal year, but in no case less than 90 days.
(q)“Subsidiary” means any company or other entity with respect to which the Company, either directly or indirectly through another Subsidiary, owns a majority of the common stock or other equity interests or otherwise has the power to vote or sufficient securities to elect a majority of the directors or other managers.
(r)“Supplemental Executive Incentive Bonus” or “SEIP” means a portion of an Annual MIP Bonus to which a member of the Executive Staff may become entitled based on achievement by such member of one or more Personal Goals established by the Committee for such member for any Plan Year.
(s)“Threshold Level of Achievement” means a minimum level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the minimum level of an Annual MIP Bonus which is based on achievement of that Performance Criteria to be earned.

CLEAN HARBORS, INC.
ATTN: CAROLIN MURCHIE
42 LONGWATER DRVE
P.O. BOX 9149
NORWELL, MA 02061-9149

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Alan S. McKim   02 Rod Marlin   03 John T. Preston

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.	For	Against	Abstain
2. To approve an advisory vote on the Company's executive compensation.	☐	☐	☐
3. To approve the Company's Amended and Restated Management Incentive Plan.	☐	☐	☐
4. To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000132335_1   R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2011 Annual Report is/are available at www.proxyvote.com .

CLEAN HARBORS, INC.
Annual Meeting of Shareholders
May 7, 2012
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Alan S. McKim, James M. Rutledge and C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of Common Stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held at 10:00 a.m., local time, on Monday, May 7, 2012, at the Company's training facility at 101 Phillip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

This proxy, properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted (i) for the election of all nominees, (ii) for approval of the Company's executive compensation, (iii) for approval of the Company's Amended and Restated Management Incentive Plan, and (iv) for ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.

YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Continued and to be signed on reverse side

0000132335_2 R1.0.0.11699